UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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PENN VIRGINIA CORPORATION

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PENN VIRGINIA CORPORATION
Three Radnor Corporate Center
Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) to be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania on Wednesday, May 5, 2010, at 10:00 a.m., prevailing time, to consider and act on the following matters:

1.	The election of nine directors, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;
2.	The approval of an amendment to our Articles of Incorporation increasing the number of authorized shares of common stock, par value $0.01 per share, from 64 million authorized shares to 128 million authorized shares; and
3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 4, 2010 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.

A majority of the issued and outstanding shares of Common Stock of the Company must be represented at the meeting to constitute a quorum. Therefore, all shareholders are urged to attend the meeting or to be represented by proxy.

A copy of the Company’s Annual Report for the year ended December 31, 2009 is being mailed to shareholders together with this Notice.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope or vote your proxy using the Internet. If you later find that you will be present at the meeting and wish to vote in person or for any other reason desire to revoke your proxy, you may revoke your proxy at any time before the voting at the Annual Meeting.

By Order of the Board of Directors

Nancy M. Snyder
Corporate Secretary

Radnor, Pennsylvania
April 5, 2010

PENN VIRGINIA CORPORATION

PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held on May 5, 2010

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy are being furnished to shareholders of Penn Virginia Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 10:00 a.m., prevailing time, on May 5, 2010 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania. This Proxy Statement and the accompanying proxy card are first being mailed on or about April 5, 2010. Our principal executive offices are located at Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Record Date and Voting Rights

Only shareholders of record at the close of business on March 4, 2010 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 45,445,136 shares of our common stock, par value $0.01 per share.

Holders of our common stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting.

Quorum and Adjournments

The presence, in person or by proxy, of shareholders holding a majority of the votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for all matters considered at the Annual Meeting. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares of our common stock entitled to vote who are present or represented by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Bylaws, our Chairman has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.

Votes Required

Assuming a quorum is present at the Annual Meeting, our shareholders will elect directors (Proposal No. 1) by a plurality of the eligible votes present or represented by proxy at the Annual Meeting. Approval of the amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock (Proposal No. 2) requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of our common stock.

Broker Non-Votes and Abstentions

Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under the rules and regulations promulgated by the New York Stock Exchange, or the “NYSE,” and approved by the Securities and Exchange Commission, or the “SEC,” brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.

The election of directors (Proposal No. 1) is considered a non-routine matter under the rules and regulations promulgated by the NYSE and approved by the SEC. Consequently, brokers may not vote uninstructed shares for the election of directors and there may be broker non-votes on Proposal No. 1. The proposal to amend to our Articles of Incorporation to increase the number of authorized shares of our common stock (Proposal No. 2) is considered a routine matter under the rules and regulations promulgated by the NYSE and approved by the SEC. Consequently, we do not expect any broker non-votes on Proposal No. 2.

Abstentions, withheld votes and broker non-votes are treated as shares that are present for purposes of determining whether a quorum is present at the Annual Meeting. However, for purposes of determining whether a proposal is approved, abstentions, withheld votes and broker non-votes are tabulated separately. The effect of abstentions, withheld votes and broker non-votes depends on the vote required for a particular proposal. See the “Vote Required” section of each proposal in this Proxy Statement for a description of the effect of abstentions, withheld votes and broker non-votes on such proposals.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use. You can also vote by via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. See “Broker Non-Votes and Abstentions” above.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Voting in Person

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” all proposals listed in the Notice of Annual Meeting of Shareholders and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement. If we propose to adjourn the Annual Meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board knows of no matters other than those stated in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement to be presented for consideration at the Annual Meeting.

Revocation of Proxy

A shareholder executing and returning a proxy may revoke it at anytime before it is exercised at the Annual Meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the Annual Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Written notices to us must be addressed to Penn Virginia Corporation, Attention: Corporate Secretary, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087. No revocation by written notice will be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other method of communication and will not be additionally compensated therefor.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

Nine directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Detailed information on each nominee is provided below. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. We have no reason to believe that any nominee will decline or be unable to serve.

Information Regarding Nominees for Election as Directors

The following table sets forth certain information regarding the nominees for election as directors:

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
John U. Clarke, age 57	2009
Mr. Clarke has served as President of Concept Capital Group, Inc., a financial and strategic consulting firm founded by him in 1995, since November 2009, a position he also held from 2001 to 2004 and from 1995 to 1996. From 2004 until its sale in November 2009, Mr. Clarke served as Chairman and Chief Executive Officer of NATCO Group Inc., an oil services company. Previously, Mr. Clarke served as Managing Director of SCF Partners, a private equity investment firm (2000 to 2001), Executive Vice President and Chief Financial Officer of Dynegy, Inc., an energy trading company (1997 to 2000), Managing Director of Simmons & Co. International, an energy investment banking firm (1996 to 1997), and Executive Vice President and Chief Financial and Administrative Officer of Cabot Oil & Gas Corp., an oil and gas exploration and production company (1993 to 1995). He was employed by Transco Energy Company, an interstate pipeline company, from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer, and by Tenneco Inc., an interstate pipeline company, from 1977 to 1981 in the finance department.
In the last five years, Mr. Clarke has served on the boards of directors of Harvest Natural Resources, Inc., The Houston Exploration Company and NATCO Group Inc.
Mr. Clarke has served for over 30 years as a director or executive officer at numerous companies engaged in several businesses in or related to the energy industry. In his various capacities, Mr. Clarke has provided these companies with strategic, financial and operational oversight and leadership. This experience allows him to provide guidance to the Board on a wide spectrum of strategic, financial and operational matters.
Edward B. Cloues, II, age 62	2001 (2)(3)
Mr. Cloues has served as Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., a provider of material handling equipment and systems, since January 1998. Prior to joining K-Tron International, Inc., Mr. Cloues was a Partner at Morgan, Lewis & Bockius LLP, a global law firm, from October 1979 to January 1998.
Mr. Cloues currently serves as Non-executive Chairman of the Board of AMREP Corporation and Chairman of the Board of K-Tron International, Inc.. He also serves on the board of directors of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P.
As a CEO and a former law firm partner specializing in business law matters, Mr. Cloues has extensive leadership experience and familiarity with complex mergers and acquisitions and other transactions. In addition, as a result of his multiple public company directorships and other business experience, Mr. Cloues has considerable background in financial, corporate governance and executive compensation matters.
A. James Dearlove, age 62	1996
Mr. Dearlove has served as our President and Chief Executive Officer since May 1996. Prior to that time, he served in various capacities with the Company since 1977, including as President and Chief Operating Officer from 1994 to May 1996, as Senior Vice President from 1992 to 1994 and as Vice President from 1986 to 1992. Mr. Dearlove also served as President and Chief Executive Officer of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P., from September 2006 to March 2010 and as Chief Executive Officer of Penn Virginia Resource GP, LLC from July 2001 to March 2010.
Mr. Dearlove currently serves as Chairman of the Board of PVG GP, LLC. He previously served on the board of directors of Penn Virginia Resource GP, LLC from 2001 to 2010.

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
Mr. Dearlove has served in numerous capacities with us and our affiliates for over 30 years, during which time we grew from a very small company primarily engaged in the coal land management business to a much larger company primarily engaged in the oil and gas exploration and production business with controlling interests in affiliates engaged in the coal natural resource management and natural gas midstream businesses. Mr. Dearlove’s broad experience and detailed knowledge of our and our affiliates’ operations lends critical support to the Board’s decision making process.
Robert Garrett, age 73	1997 (1)(2)
Mr. Garrett has served as Non-Executive Chairman of the Board of the Company since March 2000. He has also served as President of Robert Garrett & Sons, Inc., a private investing and financial advisory company, since 1986. Mr. Garrett served as Managing Director of AdMedia Partners, Inc., an investment banking firm founded by him serving media, advertising and marketing services businesses, from 2005 to 2007 and as President of AdMedia Partners, Inc. from 1990 to 2005.
Mr. Garrett currently serves on the board of directors of PVG GP, LLC.
Mr. Garrett has served as a director since 1997 and as our Chairman for over 10 years, during which time we have grown substantially in size and scope. His long tenure with the Company gives him insight when helping to guide the Board in making decisions about the Company’s future strategic direction. In addition to his experience with us, Mr. Garrett has served on the boards of directors of several public companies and has an extensive background in investment banking, which he has used to assist the Board in evaluating financial and other transactions for us and our affiliates.
Keith D. Horton, age 56	2000
Mr. Horton has served as our Executive Vice President since December 2000. Prior to that time, he served in various capacities with the Company since 1981, including as Vice President—Eastern Operations from February 1999 to December 2000 and as Vice President from February 1996 to February 1999. Mr. Horton has also served as Co-President and Chief Operating Officer—Coal of Penn Virginia Resource GP, LLC since June 2006 and as President of Penn Virginia Operating Co., LLC since September 2001. From July 2001 to June 2006, Mr. Horton also served as President and Chief Operating Officer of Penn Virginia Resource GP, LLC.
Mr. Horton previously served on the board of directors of Penn Virginia Resource GP, LLC from 2001 to 2005.
Mr. Horton has served in various capacities with our and our affiliates’ coal and natural resource management business for over 25 years. With this experience, Mr. Horton offers valuable information and insight to the Board as it oversees the coal and natural resource management operations of our affiliates.
Marsha R. Perelman, age 59	1998 (1)(3)
Ms. Perelman has served as Chief Executive Officer of Woodforde Management, Inc., a holding company founded by her, since 1993. From 1983 to 1990, Ms. Perelman served as President of Clearfield Ohio Holdings, Inc., a gas gathering and distribution company co-founded by her, and as Vice President of Clearfield Energy, Inc., a crude oil gathering and distribution company co-founded by her.
Ms. Perelman currently serves on the board of directors of Penn Virginia Resource GP, LLC.
Ms. Perelman’s background in the energy and other industries has enabled her to contribute significantly to our strategic direction. In addition, Ms. Perelman’s professional and personal contacts have helped the Nominating and Governance Committee identify and recruit director candidates.

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
William H. Shea, Jr., age 55	2007 (2)
Mr. Shea has served as President and Chief Executive Officer of PVG GP, LLC since March 2010 and as Chief Executive Officer of Penn Virginia Resource GP, LLC since March 2010. Mr. Shea served in various capacities with Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a refined petroleum products pipeline company, from July 1998 to July 2007, including as Chairman of the Board from May 2004 to July 2007, as President and Chief Executive Officer from September 2000 to July 2007 and as President and Chief Operating Officer from July 1998 to September 2000. Mr. Shea also served as President and Chief Executive Officer of MainLine Management LLC, the general partner of Buckeye GP Holdings, L.P., from May 2004 to July 2007 and as Chairman of the Board of MainLine Management LLC from August 2006 to July 2007.
Mr. Shea currently serves on the board of directors of PVG GP, LLC, Penn Virginia Resource GP, LLC, Kayne Anderson Energy Total Return Fund, Inc. and Kayne Anderson MLP Investment Company.
Mr. Shea’s executive experience at publicly traded limited partnerships provides the Board with practical insight as it oversees the operations of PVG and PVR. In addition, his experience in energy investment and finance has helped him provide guidance to the Board in connection with financial, strategic and other transactions.
Philippe van Marcke de Lummen, age 66	2006 (1)
Mr. van Marcke has served as President of Universitas, Ltd., a manager of funds for the benefit of Belgian universities, since 2007. He also served as Secretary of Universitas, Ltd. from 1995 to 2007. He has also worked as a private consultant since 2004. From 2005 to 2008, Mr. van Marcke was an advisor to Cheniere Energy, Inc., a liquefied natural gas terminal business. Prior to his work with Cheniere, Mr. van Marcke served as Founder and Chairman of Tractebel LNG Trading S.A., a global energy and services business (2002 to 2004), as Founder and Chief Executive Officer of Tractebel LNG Ltd. (London) (2001 to 2002), as Executive Vice President, President of Strategy Committee and Head of Mergers and Acquisitions of Tractebel North America, Inc. (1999 to 2001), as Founder and Chief Executive Officer of Tractebel Energy Marketing, Inc. (1996 to 1999) and as President of American Tractebel Corporation (1990 to 1996).
Mr. van Marcke has an extensive background in the energy industry, specifically including the oil and gas industry and the liquefied natural gas (LNG) industry, which competes with the domestic natural gas production industry to supply natural gas to U.S. markets. Mr. van Marcke also has substantial experience working with foreign and multinational organizations. Mr. van Marcke’s background and experiences provides the Board with a unique perspective and diverse viewpoint on the oil and gas industry.
Gary K. Wright, age 65	2003 (2)(3)
Mr. Wright has acted as an independent consultant since 2004. From 2003 to 2004, he served as President of LNB Energy Advisors, a provider of bank credit facilities and strategic advice to small to mid-sized oil and gas producers. From 2001 to 2003, Mr. Wright was an independent consultant to the energy industry. From 1992 to 2001, Mr. Wright served in various capacities with the Global Oil and Gas Group of Chase Manhattan Bank, including as North American Credit Deputy from 1998 to 2001 and as Managing Director and Senior Client Manager in the Southwest from 1992 to 1998. Prior to joining Chase Manhattan Bank, Mr. Wright served as Manager of the Chemical Bank Worldwide Energy Group (1990 to 1992), as Manager of Corporate Banking with Texas Commerce Bank (1987 to 1990) and as Manager of the Energy Group of Texas Commerce Bank (1982 to 1990).

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
In the last five years, Mr. Wright has served on the boards of directors of North American Energy Partners Inc. and Maritrans, Inc.
Mr. Wright has broad experience providing financial and strategic advice to oil and gas producers and other companies in the energy business. The Board draws on this experience when it considers financial and economic analyses related to financing and other transactions. In addition, Mr. Wright’s financial expertise assists him in effectively chairing the Audit Committee.

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation and Benefits Committee
(3)	Member of the Audit Committee

Vote Required

Directors are elected by a plurality of the votes cast by holders of our common stock at a meeting at which a quorum is present. Votes that are withheld and broker non-votes will not be included in determining the number of votes cast in the election of directors and will not have any effect on the outcome of voting on director elections. Cumulative voting rights do not exist with respect to the election of directors.

Board Recommendation

The Board recommends that our shareholders vote FOR the election of the nine nominees.

PROPOSAL NO. 2
APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
(Authorized Shares)

General

On February 17, 2010, the Board approved, subject to shareholder approval, an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from 64 million to 128 million and directed that the amendment be submitted to a vote of the Company’s shareholders at the Annual Meeting. To affect such increase, paragraph one of Article 6 of our Articles of Incorporation would be amended and restated to read in its entirety as follows:

ARTICLE 6.	The aggregate number of shares which the corporation has authority to issue is 128,100,000 shares, divided into two classes consisting of 100,000 shares of Preferred Stock of the par value of $100 per share (hereinafter called “Preferred Stock”) and 128,000,000 shares of Common Stock of the par value of $0.01 per share (hereinafter called “Common Stock”).

The Board has determined that the amendment is in the best interest of the Company and our shareholders and recommends approval by our shareholders.

Outstanding and Reserved Shares

The authorized capital stock of the Company currently consists of 64 million shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $100 per share. We have not increased the number of authorized shares of our common stock since 1979, other than in connection with stock splits. The number of shares of our common stock outstanding as of March 4, 2010 was 45,445,136. Allowing for the number of shares of our common stock outstanding as well as those reserved for future issuance, only approximately 6,216,553 million authorized shares of our common stock remain freely available for issuance. The table set forth below shows the uses of our currently authorized shares of common stock:

Use	Shares
Issued and outstanding shares	45,445,136
Shares reserved for issuance under our $230 million convertible notes	3,982,680
Shares reserved for issuance under outstanding warrants	3,982,680
Shares reserved for issuance under outstanding equity awards	2,908,752
Shares reserved for future issuance under our equity compensation plans	1,464,199
Available shares	6,216,553
Total authorized shares	64,000,000

As demonstrated in the table above, over 90% of our authorized shares of common stock are either issued or reserved for issuance. The Board has determined that the number of unreserved shares of our common stock currently available for issuance is not sufficient to provide for our needs. As discussed more fully below, an increase in the authorized shares available for issuance would give us greater flexibility to respond to future business needs without the expense and delay of a special meeting of our shareholders.

Purpose of Amendment and Use of Shares

We do not have any immediate plans to issue any shares of our common stock other than those currently reserved for issuance. However, as shown above, we have only a small number of authorized but unissued shares that would be available for future issuance in the event that such plans arise. At $24.41 per share, the closing price of our common stock on March 4, 2010, the record date for the Annual Meeting, we would have available for issuance only approximately $151,750,000 worth of our common stock. The Board and management believe that additional shares of our common stock should be authorized for issuance to provide the flexibility to issue our common stock for proper corporate purposes. Such purposes could include securing additional financing for working capital or capital expenditures, effecting mergers or acquisitions of other businesses or properties, entering into strategic joint ventures, paying stock dividends or providing incentives through shareholder-approved equity-based incentive plans. The Board believes that increasing the number of shares of our common stock available for future issuance will enable us to take advantage of favorable opportunities without the delay and expense associated with holding a special meeting of our shareholders at the time such additional shares may be needed.

Effect of Amendment

The amendment will have no effect on the number of shares of preferred stock we are authorized to issue. No shares of our preferred stock are currently issued, outstanding or reserved for issuance. The additional shares for which authorization is sought would be identical to the shares of our common stock now authorized. The holders of our common stock do not currently have preemptive rights to subscribe for any of our securities and will not have any such rights to subscribe for the additional shares proposed to be authorized. If the amendment is approved by the required vote of our shareholders, it will become effective upon the filing of a Certificate of Amendment with the Secretary of the Commonwealth of the Commonwealth of Virginia.

If the amendment is approved, the increase in our authorized shares will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of our common stock. However, the actual issuance of additional shares of our common stock in the future may have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of our common stock.

Authorized but unissued shares of our common stock could be used by the Board to make a change in control of the Company more difficult, even if our shareholders viewed such change in control as favorable to their interests. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. Notwithstanding the foregoing, we are not aware of any effort to accumulate our common stock or obtain control of the Company by a tender offer, proxy contest or otherwise, and we have no present intention to use the increased number of available shares for any anti-takeover purposes. We do not have a shareholder rights plan.

Vote Required

Approval of the amendment of our Articles of Incorporation will require the affirmative vote of the holders of more than two-thirds of the outstanding shares of our common stock. Because the proposal requires the vote of outstanding shares, as opposed to votes cast, abstentions and broker non-votes will have the effect of a negative vote on the proposal.

Board Recommendation

The Board unanimously approved the amendment of our Articles of Incorporation, subject to shareholder approval, and has determined that the amendment is advisable and in the best interests of the Company and our shareholders. The Board recommends that our shareholders vote FOR the proposed amendment.

CORPORATE GOVERNANCE

Role of the Board

Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A current copy of our Corporate Governance Principles is available at the “Governance” section of our website, http://www.pennvirginia.com. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 12 meetings in 2009. During 2009, each director attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served, except Mr. van Marcke, who attended only 71% due to medical reasons. Our informal policy is for all directors to attend shareholder meetings. Seven of the eight directors serving on the Board on May 6, 2009 attended our Annual Meeting of Shareholders held on that date.

Director Independence

The Nominating and Governance Committee of the Board has determined that Messrs. Clarke, Cloues, Garrett, Shea, van Marcke and Wright and Ms. Perelman are “independent directors,” as defined by NYSE Listing Standards and SEC rules and regulations. We refer to those directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any relationship with us other than as a director of us or our affiliates, PVG GP, LLC, or the “PVG General Partner,” and Penn Virginia Resource GP, LLC, or the “PVR General Partner.” The PVG General Partner is the general partner of Penn Virginia GP Holdings, L.P., or “PVG,” and the PVR General Partner is the general partner of Penn Virginia Resource Partners, L.P., or “PVR.” See “Transactions with Related Persons.”

Executive Sessions and Meetings of Independent Directors; Communications with the Board

Our Independent Directors meet in executive sessions without management during regularly scheduled Board meetings and may do so, if appropriate, during Board meetings which are scheduled on an as needed basis. Robert Garrett, Chairman of the Board and an Independent Director, presides over executive sessions. Shareholders and other interested parties may communicate any concerns they have regarding us by contacting Mr. Garrett in writing c/o Corporate Secretary, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A current copy of our Code of Business Conduct and Ethics is available at the “Governance” section of our website, http://www.pennvirginia.com. We intend to satisfy the disclosure requirement for any future amendments to, or waivers of, our Code of Business Conduct and Ethics by posting such information on our website.

Policies and Procedures Regarding Transactions with Related Persons

Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests. In addition, as a general matter, our practice is that all transactions with related persons are approved by disinterested directors. For example, with respect to any proposed transaction between us or any of our subsidiaries and PVG or PVR or any of their subsidiaries, any director of ours who serves as a director or executive officer of the PVG General Partner or the PVR General Partner would not vote on such proposed transaction. Our General Counsel advises the Board as to which transactions involve related persons and which directors are prohibited from voting on a particular transaction. All of the related transactions described below in “Transactions with Related Persons” were approved in accordance with the foregoing policies and procedures.

Board Leadership Structure and Risk Oversight

We have had separate Chairmen of the Board and CEOs since 1996. We believe that this Board leadership structure has been and continues to be the best for us and our shareholders. As the oversight responsibility of directors continues to grow, and given that our CEO has the responsibility of managing three separate publicly traded entities engaged in multiple businesses, we believe that it is most prudent to have an independent chairman whose primary service to us is Board leadership and a CEO who can focus all of his time on overseeing management of us, PVR and PVG.

The Board has seven Independent Directors, including our Chairman. A number of our Independent Directors are currently serving or have served as directors or members of senior management of other public companies. We also have three board committees comprised solely of Independent Directors, each with a different Independent Director serving as chairman of the committee. See “—Committees of the Board.” We believe that having seven experienced Independent Directors and strong committees contributes to the leadership of the Board.

The Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks and reports regularly to the full Board, which also considers our risk profile. The Audit Committee and the full Board focus on and discuss with management the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s view of risk.

Committees of the Board

The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee and an Audit Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Current copies of the committees’ charters are available at the “Governance” section of our website, http://www.pennvirginia.com.

Nominating and Governance Committee. Messrs. Garrett and van Marcke and Ms. Perelman are the members of the Nominating and Governance Committee, and each is an Independent Director. The Nominating and Governance Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, the board of directors of the PVG General Partner and the board of directors of the PVR General Partner, (ii) recommends to the Board candidates to fill vacancies on the Board and the board of directors of the PVG General Partner, as such vacancies occur, (iii) recommends to the board of directors of the PVG General Partner candidates to fill vacancies on the board of directors of the PVR General Partner, as such vacancies occur and (iv) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the Board’s Nominating and Governance Committee that other nominations receive. See “Miscellaneous—Shareholder Proposals” for a description of the procedures to be followed in making such a recommendation. The Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to some aspect of our, PVG’s or PVR’s businesses and willingness to commit the time and effort required of a director of us, PVG or PVR. The Committee may also consider whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board’s diversity. While the Committee does not require that each individual director candidate contribute to the Board’s diversity, the Committee in general strives, and has succeeded, to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our oil and gas business and our ownership interests in PVG. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The Committee also recommends to the Board the individual to serve as Chairman of the Board. Additionally, the Committee assists the Board in implementing our Corporate Governance Principles, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self-evaluation through an annual review of Board and committee performance and assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO. The Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. The Nominating and Governance Committee met twice in 2009.

Compensation and Benefits Committee. Messrs. Cloues, Garrett, Shea and Wright are the members of the Compensation and Benefits Committee, and each is an Independent Director. The Compensation and Benefits Committee is responsible for determining the compensation of our executive officers. In 2009, 2008 and 2007, three of our executive officers, including our CEO, devoted a substantial amount of their professional time to PVR and a minor portion of their professional time to PVG, and two of our executive officers devoted substantially all of their professional time to PVR, so the Compensation and Benefits Committee worked with the PVR General Partner’s Compensation and Benefits Committee, or the “PVR Committee,” and the PVG General Partner’s Compensation and Benefits Committee, or the “PVG Committee,” during those years to determine compensation for these executive officers. See “Executive Compensation—Compensation Discussion and Analysis—How Compensation Is Determined—Committee Process” for a discussion of how the Committee works with the PVR Committee and PVG Committee in determining compensation for our executive officers.

The Committee reviews and discusses with management the information contained in this Proxy Statement under the heading “Compensation Discussion and Analysis” and recommends that such information be included herein. The Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The Compensation and Benefits Committee met six times in 2009.

Audit Committee. Messrs. Cloues and Wright and Ms. Perelman are the members of the Audit Committee, and each is an Independent Director. Mr. Wright is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Committee also discusses with management earnings press releases and guidance provided to analysts. The Committee appoints, replaces, dismisses and, after consulting with management, establishes the compensation of our internal audit manager. The Committee also provides oversight with respect to business risk matters, compliance with ethics policies and compliance with legal and regulatory requirements. The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met 11 times in 2009.

Compensation of Directors

The following table sets forth the aggregate compensation paid by us, the PVR General Partner and the PVG General Partner to our non-employee directors during 2009:

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)(3)
John U. Clarke	2,250	5,625 (4)	—	7,875
Edward B. Cloues, II	100,000	180,000 (5)	4,000	284,000
Robert Garrett	118,000	180,000 (6)	4,000	302,000
Marsha R. Perelman	— (7)	269,000 (8)	4,000	273,000
William H. Shea, Jr.	45,000	90,000 (9)	—	135,000
Philippe van Marcke de Lummen	32,500	90,000 (10)	—	122,500
Gary K. Wright	71,000	90,000 (11)	2,400	163,400

(1)	Represents the aggregate grant date fair value of shares of common stock, deferred common stock units, PVR common units, deferred PVR common units and deferred PVG common units granted to our non-employee directors. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common stock, PVR’s common units and PVG’s common units on the dates of grant. See Note 18 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Represents amounts paid by us as matching contributions under our Matching Gifts Program, which we sponsor for our directors and officers to encourage financial support of educational institutions and civic, cultural and medical or science organizations. Under the program, we will match gifts on a three-for-one basis for the first $100 given in a calendar year to an eligible charity and on a one-for-one basis for any additional contributions made to the same charity. The minimum gift which will be matched is $10. The total annual matching dollars to all charities is limited to $4,000 per director or officer. The program is available to officers for so long as they are officers of ours and to directors for their lifetimes. We may suspend, change, revoke or terminate the program at any time.
(3)	Mr. Cloues and Ms. Perelman also serve as directors of the PVR General Partner. The amounts shown in this table for Mr. Cloues and Ms. Perelman include the aggregate compensation they received from us and the PVR General Partner. Mr. Garrett also serves as a director of the PVG General Partner. The amounts shown in this table for Mr. Garrett include the aggregate compensation he received from us and the PVG General Partner.
(4)	As of December 31, 2009, Mr. Clarke had 313 deferred common stock units outstanding.
(5)	As of December 31, 2009, Mr. Cloues had 42,400 stock options, 15,397 deferred common stock units and 25,080 deferred PVR common units outstanding.
(6)	As of December 31, 2009, Mr. Garrett had 1,600 stock options, 15,397 deferred common stock units and 16,075 deferred PVG common units outstanding.
(7)	Ms. Perelman elected to receive all cash compensation in shares of our common stock or PVR common units.
(8)	As of December 31, 2009, Ms. Perelman had 800 stock options, 15,397 deferred common stock units and 23,408 deferred PVR common units outstanding and 470 shares held in her directors’ deferred compensation account.
(9)	As of December 31, 2009, Mr. Shea had 7,542 deferred common stock units outstanding.
(10)	As of December 31, 2009, Mr. van Marcke had 11,497 deferred common stock units outstanding.
(11)	As of December 31, 2009, Mr. Wright had 15,397 deferred common stock units outstanding and 1,776 shares held in his directors’ deferred compensation account.

During 2009, our directors were compensated in accordance with the following compensation policy:

Each non-employee director, other than the Chairman of the Board, receives an annual retainer of $110,000, consisting of $20,000 of cash and $90,000 worth of deferred common stock units. The actual number of deferred common stock units awarded in any given year is based upon the NYSE closing price of our common stock on the dates on which such awards are granted. Each deferred common stock unit represents one share of our common stock, which vests immediately upon issuance and is distributed to the holder upon termination or retirement from the Board. Directors are restricted from selling such shares until six months after such termination or retirement. The Chairman of the Audit Committee receives an annual cash retainer of $15,000, and each Audit Committee member receives an annual cash retainer of $10,000. The Chairman of the Compensation and Benefits Committee receives an annual cash retainer of $10,000, and each Compensation and Benefits Committee member receives an annual cash retainer of $5,000. The Chairman of the Nominating and Governance Committee receives an annual cash retainer of $5,000, and each Nominating and Governance Committee member receives an annual cash retainer of $2,500. All annual retainers are payable on a quarterly basis. In addition to annual retainers, each non-employee director other than the Chairman of the Board receives $1,000 cash for each Board and committee meeting he or she attends. The Chairman of the Board receives monthly cash payments of $7,500 and an annual grant of $90,000 worth of deferred common stock units paid on a quarterly basis. He does not receive Board or committee meeting fees from us.

Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common stock units. Directors, including the Chairman of the Board, may elect to receive any cash payments in our common stock or deferred common stock units, and may elect to defer the receipt of any cash or shares of common stock they are entitled to receive under our Amended and Restated Non-Employee Directors Deferred Compensation Plan.

The PVG General Partner and the PVR General Partner compensate their directors similar to the manner in which we compensate our directors. For a detailed discussion of the PVG General Partner’s 2009 director compensation, see PVG’s Annual Report on Form 10-K for the year ended December 31, 2009. For a detailed discussion of the PVR General Partner’s 2009 director compensation, see PVR’s Annual Report on Form 10-K for the year ended December 31, 2009.

We do not have stock ownership requirements for our directors.

Non-Employee Directors Deferred Compensation Plan

We have adopted the Penn Virginia Corporation Amended and Restated Non-Employee Directors Deferred Compensation Plan. This plan permits our non-employee directors to defer the receipt of any or all cash and shares of our common stock they receive as compensation. All deferrals, and any distributions with respect to deferred shares of our common stock, are credited to a deferred compensation account, the cash portion of which is credited quarterly with interest calculated at the prime rate. Our non-employee directors are fully vested at all times in any cash or deferred shares of common stock credited to their deferred compensation accounts. Amounts held in a non-employee director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the retirement, resignation or removal of the director from the Board. Upon the death of a non-employee director, all amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated, the following table sets forth, as of March 4, 2010, the amount and percentage of our outstanding shares of common stock beneficially owned by (i) each person known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:

Name of Beneficial Owners	Shares Beneficially Owned (1)	Percent of Class (2)
5% Holders (3):
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,071,518	17.8%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,674,162	10.3%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	3,452,928 (4)	7.6%
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286	2,712,329	6.0%
Luxor Capital Partners, LP 767 Fifth Avenue, 19th Floor New York, NY 10153	2,347,245	5.2%
Directors:
John U. Clarke	26,340 (5)	—
Edward B. Cloues, II	68,137 (6)	—
A. James Dearlove	406,350 (7)	—
Robert Garrett	33,377 (8)	—
Keith D. Horton	43,151 (9)	—
Marsha R. Perelman	124,452 (10)	—
William H. Shea, Jr.	13,382 (11)	—
Philippe van Marcke de Lummen	12,337 (12)	—
Gary K. Wright	18,013 (13)	—
Executive Officers:
Frank A. Pici	114,958 (14)	—
Nancy M. Snyder	103,926 (15)	—
H. Baird Whitehead	181,466 (16)	—
All directors and executive officers as a group (13 persons)	1,155,548 (17)	2.5%

(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has sole power to vote and dispose of such shares. Shares owned by directors and executive officers include all options that are exercisable by the named holder prior to May 3, 2010.
(2)	Based on 45,445,136 shares of our common stock issued and outstanding on March 4, 2010. Unless otherwise indicated, beneficial ownership is less than 1% of our common stock.
(3)	All such information is based on information furnished to us by the respective shareholders or contained in filings submitted to the SEC, such as Schedules 13D and 13G.

(4)	These shares are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc., or “Price Associates,” serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act,” Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.
(5)	Includes 1,153 deferred common stock units.
(6)	Includes options to purchase 42,400 shares; and 16,237 deferred common stock units. See “Corporate Governance—Compensation of Directors” for a description of a “deferred common stock unit.”
(7)	Includes options to purchase 103,119 shares which are vested; options to purchase 138,717 shares which are not vested but which would become exercisable upon Mr. Dearlove’s retirement; and 88,306 shares held in Mr. Dearlove’s deferred compensation account.
(8)	Includes options to purchase 1,600 shares; 14,815 shares held in Mr. Garrett’s IRA account; and 16,237 deferred common stock units.
(9)	Reflects 43,151 shares held in Mr. Horton’s deferred compensation account.
(10)	Includes options to purchase 800 shares; 470 shares held in Ms. Perelman’s directors’ deferred compensation account; and 16,237 deferred common stock units.
(11)	Includes 8,382 deferred common stock units.
(12)	Reflects 12,337 deferred common stock units.
(13)	Reflects 1,776 shares held in Mr. Wright’s directors’ deferred compensation account; and 16,237 deferred common stock units.
(14)	Includes options to purchase 92,142 shares; 2,271 shares of restricted stock; and 4,203 shares held in Mr. Pici’s deferred compensation account.
(15)	Includes options to purchase 69,290 shares; 2,113 shares of restricted stock; 230 shares held by Ms. Snyder as custodian for a minor child; and 20,151 shares held in Ms. Snyder’s deferred compensation account.
(16)	Includes options to purchase 118,933 shares; 3,844 shares of restricted stock; and 10,638 shares held in Mr. Whitehead’s deferred compensation account.
(17)	Includes options to purchase 567,001 shares; 8,228 shares of restricted stock; 2,246 shares held in directors’ deferred compensation accounts; 86,820 deferred common stock units; 14,815 shares held in Mr. Garrett’s IRA account; 230 shares held by Ms. Snyder as custodian for a minor child; and 176,108 shares held in the deferred compensation accounts of executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and beneficial owners of more than 10% of our common stock to file, by a specified date, reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of such reports to us. We believe that all such filings were made on a timely basis in 2009.

EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.

Age, Position with the Company and Business Experience	Officer of the Company Since
A. James Dearlove (see page 4)	1977
Frank A. Pici, age 54
Mr. Pici has served as our Executive Vice President and Chief Financial Officer since September 2001. Mr. Pici also served as Vice President and Chief Financial Officer of PVG GP, LLC from September 2006 to March 2010 and as Vice President and Chief Financial Officer of Penn Virginia Resource GP, LLC from September 2001 to March 2010. From 1996 to 2001, Mr. Pici served as Vice President—Finance and Chief Financial Officer of Mariner Energy, Inc. a Houston, Texas-based oil and gas exploration and production company, where he managed all financial aspects, including accounting, tax, finance, banking, investor relations, planning and budgeting and information technology. From 1994 to 1996, Mr. Pici served as Corporate Controller of Cabot Oil & Gas Corporation or “Cabot,” an oil and gas exploration and production company.	2001
Keith D. Horton (see page 5)	1981
Ronald K. Page, age 59
Mr. Page has served as our Vice President since May 2005 and as our Vice President, Corporate Development from July 2003 to May 2005. Mr. Page has also served as Co-President and Chief Operating Officer—Midstream of Penn Virginia Resource GP, LLC since May 2006 and as Vice President, Corporate Development of Penn Virginia Resource GP, LLC from July 2003 to May 2006. Mr. Page has also served as President of PVR Midstream LLC since January 2005. From January 1998 to May 2003, Mr. Page served in various positions with El Paso Field Services Company, including Vice President of Commercial Operations—Texas Pipelines and Processing from 2001 to 2003, Vice President of Business Development from 2000 to 2001 and Director of Business Development from 1999 to 2000.	2003
Nancy M. Snyder, age 57
Ms. Snyder has served as our Executive Vice President since May 2006, as our Chief Administrative Officer since May 2008, as our Senior Vice President from February 2003 to May 2006, as our Vice President from December 2000 to February 2003 and as our General Counsel and Corporate Secretary since 1997. Ms. Snyder has also served as Vice President and General Counsel of PVG GP, LLC since September 2006 and as Chief Administrative Officer since May 2008 and as Vice President and General Counsel of Penn Virginia Resource GP, LLC since July 2001 and as Chief Administrative Officer since May 2008.	1997
H. Baird Whitehead, age 59
Mr. Whitehead has served as our Executive Vice President since January 2001, as our Chief Operating Officer since February 2009 and as President of Penn Virginia Oil & Gas Corporation since January 2001. Prior to joining the Company, Mr. Whitehead served in various positions with Cabot. From 1998 to 2001, Mr. Whitehead served as Senior Vice President during which time he oversaw Cabot’s drilling, production and exploration activity in the Appalachian, Rocky Mountain, Mid-Continent and Texas and Louisiana Gulf Coast areas. From 1992 to 1998, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Appalachian business. From 1989 to 1992, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Anadarko business unit.	2001

Compensation Discussion and Analysis

Under the rules established by the SEC, we are required to provide a discussion and analysis of information necessary to an understanding of our compensation policies and decisions regarding our CEO, our CFO and the other executive officers named in the Summary Compensation Table included in this Proxy Statement. The required disclosure includes the use of specified tables and a report of the Compensation and Benefits Committee. Unless otherwise indicated, all references in this Proxy Statement to the “NEOs” refer to the executive officers named in the Summary Compensation Table, and all references to “our Committee” or “the Committee” refer to our Compensation and Benefits Committee.

Objectives of the Compensation Program

Our compensation program is based on the following objectives:

•	Executives should be accountable for our and, where appropriate, PVR’s and PVG’s performance as well as their own individual performance, so compensation should be tied to both corporate or partnership financial measures and individual performance measures.
•	Executive compensation should balance and align the short-term and long-term interests of our executives with those of our shareholders and, where appropriate, PVR’s and PVG’s unitholders, so executive compensation packages should include a mix of cash and equity-based compensation.
•	Executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with appropriate experience and skill sets.

Compensation Structure

A. James Dearlove, our President and CEO, Frank A. Pici, our Executive Vice President and CFO, and Nancy M. Snyder, our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, who are referred to in this Proxy Statement as the “Shared Executives,” rendered a portion of their services to PVR and PVG during 2009. PVR is a publicly traded limited partnership engaged in the coal and natural resource management and natural gas midstream businesses whose common units are traded on the NYSE. PVG is a publicly traded limited partnership in which we indirectly hold the non-economic general partner interest and an approximate 51% limited partner interest as of March 4, 2010. PVG, in turn, indirectly holds the general partner interest, all of the incentive distribution rights and an approximate 37% limited partner interest in PVR. For a discussion of our ownership interests in PVR and PVG, see “Transactions with Related Persons.” PVR and PVG are responsible for reimbursing to us that portion of the Shared Executives’ compensation related to the services they perform for PVR and PVG. The specific portions of compensation reimbursed to us by PVR and PVG are determined based on the portion of professional time devoted by each Shared Executive to PVR and PVG. The Shared Executives are required to document the amount of professional time they spend rendering services to PVR and PVG. See “How Compensation Is Determined—Committee Process” for a discussion of our Committee’s, the PVR Committee’s and the PVG Committee’s review of such allocations. One of our NEOs, H. Baird Whitehead, Executive Vice President and Chief Operating Officer and the President of our oil and gas subsidiary, renders his services solely to us so we pay all of his compensation. One of our NEOs, Keith D. Horton, Co-President and Chief Operating Officer—Coal of the PVR General Partner, renders his services solely to PVR so PVR pays all of his compensation. The Summary Compensation Table set forth on page 27 shows the total amounts of compensation we paid to our NEOs for services rendered to us, including any amounts reimbursed to us or paid by PVR or PVG.

Elements of Compensation

We pay our NEOs a base salary and provide them an opportunity to earn an annual cash bonus and an annual long-term compensation award. In determining these three elements of compensation, our Committee, with the assistance of the PVR Committee and the PVG Committee, takes into account certain peer group information obtained by our Committee, the PVR Committee, each such committee’s independent compensation consultants and management. Our Committee typically focuses on approximately the 50th percentile of the peer benchmarks described below under “How Compensation Is Determined—Peer Benchmarks for the Company” and “How Compensation Is Determined—Peer Benchmarks for PVR,” but it also applies its independent judgment to these matters and considers such other factors as it deems relevant when determining our NEOs’ compensation.

•	Base Salary—We pay each of our NEOs an industry-competitive salary so that we and PVR can attract and retain talented executives. The base salaries also reflect the capabilities, levels of experience, tenure, positions and responsibilities of our NEOs.
•	Annual Cash Bonus—We provide each of our NEOs the opportunity to earn an industry-competitive annual cash bonus. This opportunity creates a strong financial incentive for our NEOs to achieve or exceed a combination of corporate, partnership and individual goals. The performance criteria by which each NEO is measured and other factors affecting the compensation of our NEOs are described below under the headings “How Compensation Is Determined—Peer Benchmarks for the Company,” “How Compensation Is Determined—Peer Benchmarks for PVR,” “How Compensation Is Determined—Company, Partnership and Individual Performance Criteria” and “How Compensation Is Determined—2009 Performance Criteria.” In addition to the performance criteria, our Committee may consider any other factors it deems appropriate when awarding annual cash bonuses to our NEOs.
•	Long-Term Compensation Awards—We provide each of our NEOs the opportunity to earn an industry-competitive annual long-term compensation award. This opportunity creates a strong financial incentive for our NEOs to promote the long-term financial and operational success of the Company, PVR and PVG, as appropriate for each NEO, and to encourage a significant equity stake in either or both the Company and PVR, as appropriate for that NEO. See “Executive Stock Ownership Guidelines” on page 34. Long-term compensation awards are expressed in dollar values, and we pay those awards in the form of stock options, restricted stock or restricted stock units. PVR pays those awards in the form of restricted units or phantom units. The actual numbers of shares of restricted stock and restricted units or restricted stock units and phantom units awarded are based on the NYSE closing prices of our common stock and PVR’s common units on the dates of grant. The actual number of stock options awarded is based on a weighted-average value of all options granted to all classes of our employees on the date of grant using the Black-Scholes-Merton option-pricing formula. The Shared Executives’ long-term compensation awards are split between stock options, restricted stock or restricted stock units of us, on the one hand, and restricted units or phantom units of PVR, on the other hand. For each Shared Executive, the ratio of the split between Company-related long-term compensation and PVR-related long-term compensation is determined based on the amount of time such Shared Executive devotes to each of us and PVG, on the one hand, and PVR, on the other hand. Time devoted to PVG is included with time devoted to us for the purpose of splitting the type of long-term compensation awards because PVG is our subsidiary. Executives who render services wholly or predominantly to us may receive stock options, restricted stock or restricted stock units, and executives who render services wholly or predominately to PVR may receive PVR restricted units or PVR phantom units. Executives who receive Company awards are given the opportunity to elect whether to receive those awards in stock options, restricted stock, restricted stock units or a combination of the three, but it is our Committee’s policy that the portion of the awards paid in stock options must comprise at least 50% of the value of the awards.

How Compensation Is Determined

Committee Process. Since the Shared Executives, including our CEO, are also executives of and devote a significant amount of their professional time to PVR and are executives of and devote a minor portion of their professional time to PVG, and one of our other NEOs devotes substantially all of his professional time to PVR, our Committee works with the PVR Committee and the PVG Committee to determine executive compensation for these NEOs in the manner described below. Each of our Committee, the PVR Committee and the PVG Committee is comprised entirely of independent directors.

With respect to the Shared Executives, including our CEO, our Committee assesses the factors relevant to their compensation and, after discussing such assessment with the PVR Committee and the PVG Committee, sets the salary, annual cash bonus and long-term compensation for each Shared Executive. With respect to Mr. Whitehead, who manages our oil and gas exploration and production business and devotes substantially all of his business time to us, our Committee alone assesses the factors relevant to, and determines, his compensation. With respect to Mr. Horton, who manages PVR’s coal and natural resource management-related operations and devotes substantially all of his business time to PVR, the PVR Committee has the primary responsibility to assess all factors relevant to his compensation. Based on that assessment and after discussing such assessment with the PVG Committee, the PVR Committee recommends to our Committee salary, annual cash bonus and long-term compensation for Mr. Horton, and our Committee determines his compensation.

Since all of our NEOs other than our CEO report directly to, and work on a daily basis with, our CEO, our Committee and the PVR Committee review and discuss with our CEO his evaluation of the performance of each of our other NEOs, as appropriate. Our Committee gives considerable weight to our CEO’s evaluations when assessing our other NEOs’ performance and determining their compensation, and the PVR Committee gives our CEO’s evaluation considerable weight when assessing the Shared Executives’ performance and the amount of compensation to recommend to our Committee for Mr. Horton. Our Committee bases its evaluation of our CEO, and our CEO bases his evaluation of each of our other NEOs, primarily on whether we or PVR met or exceeded certain corporate or partnership performance criteria and whether the NEO met or exceeded certain specifically tailored job-related individual performance criteria. These performance criteria and other factors relevant to our NEOs’ compensation are described in detail below under the headings “Peer Benchmarks for the Company,” “Peer Benchmarks for PVR,” “Company, Partnership and Individual Performance Criteria” and “2009 Performance Criteria.” Our Committee set Mr. Horton’s 2010, 2009 and 2008 base salaries and 2009-related, 2008-related and 2007-related bonus and long-term compensation awards in the amounts the PVR Committee recommended. Since PVR and PVG reimburse us for a portion of the Shared Executives’ compensation based on the amount of time they devote to PVR and PVG, our Committee, the PVR Committee and the PVG Committee review the amount of the Shared Executives’ time allocable to PVR and PVG each year and determine whether such time allocations are reasonable in light of the business conducted by PVR and PVG during such year.

Peer Benchmarks for the Company. In 2009, our Committee engaged Hewitt Associates LLC, or “Hewitt,” for the third consecutive year as its independent compensation consultant to assist it in a general review of the compensation packages for the Shared Executives and Mr. Whitehead. Hewitt studied a peer group which was comprised of the following 15 publicly traded oil and gas companies, referred to as “our Peer Group,” similar to us based on revenues, assets, capitalization and scope of operations:

Berry Petroleum Company	Petrohawk Energy Corporation
Bill Barrett Corporation	Petroleum Development Corporation
Cabot Oil & Gas Corporation	PetroQuest Energy, Inc.
Carrizo Oil & Gas, Inc.	Quicksilver Resources Inc.
CNX Gas Corporation	Range Resources Corporation
Delta Petroleum Corporation	Southwestern Energy Company
EXCO Resources, Inc.	St. Mary Land & Exploration Company
Goodrich Petroleum Corporation

Based on Hewitt’s analysis of base salaries, target bonuses and long-term compensation opportunities of our Peer Group as described in survey data and proxy statements and other periodic reports filed by companies in our Peer Group, Hewitt concluded that total 2009 compensation for the Shared Executives and Mr. Whitehead, as a group, were generally near the 50th percentile of executive officers in our Peer Group with comparable responsibilities. During 2009, we also performed an internal analysis of our Peer Group’s compensation practices as described in proxy statements and other periodic reports, and our conclusions were generally consistent with those of Hewitt. See “How Compensation Is Determined—Company, Partnership and Individual Performance Criteria” for information regarding the competitive compensation positioning of individual NEOs.

Peer Benchmarks for PVR. In 2009, the PVR Committee engaged BDO Seidman LLP, or “BDO,” for the third consecutive year as its independent compensation consultant to assist it in a general review of the compensation packages for the executive officers of the PVR General Partner, including Mr. Horton and the Shared Executives. In 2007, BDO provided the PVR Committee with information and advice regarding overall program design and compensation trends. In 2008, BDO analyzed the base salaries, target bonuses and long-term compensation opportunities of the following peer group comprised of 16 publicly traded limited partnerships, referred to as the “PVR Peer Group,” comparable to PVR based on market capitalization and type and geographic location of operations:

Alliance Resource Partners, L.P.	Hiland Partners, LP
Atlas Pipeline Partners, L.P.	Magellan Midstream Partners, L.P.
Boardwalk Pipeline Partners, LP	Natural Resource Partners L.P.
Copano Energy, L.L.C.	NuStar Energy L.P.
Crosstex Energy, L.P.	ONEOK Partners, L.P.
DCP Midstream Partners, LP	Regency Energy Partners LP
Enbridge Energy Partners, L.P.	Sunoco Logistics Partners L.P.
Energy Transfer Partners, L.P.	TEPPCO Partners, L.P.

BDO’s analysis showed that the total compensation of the PVR General Partner executives who devote substantially all of their time to PVR fell between the 50th and 75th percentiles of executive officers in the PVR Peer Group with comparable responsibilities, but that PVR’s overall cost of management was significantly lower than that of the PVR Peer Group because PVR reimburses us for only a portion of the Shared Executives’ compensation. In 2009, BDO provided a general outlook of compensation trends and suggested that, in the existing economic environment, there had been little movement in the value of total compensation packages of the PVR Peer Group. On that basis, the PVR Committee concluded that a full review of total compensation programs of the PVR Peer Group was not warranted and that the data provided in the 2008 study provided sufficient guidance for compensation decisions in 2009. During 2009, we also performed an internal analysis of the PVR Peer Group’s compensation practices as described in proxy statements and other periodic reports, and our conclusions were generally consistent with those of BDO. See “How Compensation Is Determined—Company, Partnership and Individual Performance Criteria” for information regarding the competitive compensation positioning of individual NEOs.

Company, Partnership and Individual Performance Criteria. Our Committee, with the assistance of the PVR Committee and the PVG Committee, targets the amount of salary, cash bonus and long-term compensation awards for each NEO at approximately the 50th percentile of executive officers of our peers with comparable responsibilities, in the case of the Shared Executives and Mr. Whitehead, or executive officers of PVR’s peers with comparable responsibilities, in the case of Mr. Horton. However, given the importance of executive accountability for our and PVR’s performance as well as for individual performance, our Committee, the PVR Committee and the PVG Committee recognize that compensation for any NEO could exceed such 50th percentile targets, reflecting a reward for exceptional Company, PVR or individual performance, or be lower than such 50th percentile targets, reflecting Company, PVR or individual underperformance.

To measure specific performance, our Committee, with the assistance of the PVR Committee and the PVG Committee, uses certain Company and PVR performance criteria and certain individual performance criteria which measure achievement and contribution to us or PVR. Our Committee believes that the performance criteria for each NEO are focused on factors over which such NEO has some control and which should have a positive effect on our and PVR’s operations and on the price of our common stock or PVR’s or PVG’s common units. The weight given any one criterion and the mix of criteria included in determining amounts of compensation vary among our NEOs depending on their positions and principal areas of responsibility. The relevance and the relative importance of any of these criteria change from time to time, even within the same year, depending on our and PVR’s strategic objectives, operational needs and general business and regulatory environments. For this reason, our Committee uses broad discretion and may change these performance criteria from year to year or within a given year, may assign an aggregate weight to several performance criteria applicable to a NEO, may consider adding criteria which were not known at the time the original criteria were established or deleting criteria which became obsolete or unimportant, or may consider all criteria collectively.

2009 Performance Criteria. Flexibility with respect to performance criteria was particularly relevant in 2009. At the beginning of 2009, the global financial and credit markets had collapsed, commodity prices had plummeted and we and PVR were concerned about liquidity. We, like many of our industry peers, were faced with the likelihood of a negative redetermination of the borrowing base under our revolving credit facility, and neither we nor PVR, like our respective industry peers, were certain of when or whether we would be able to raise public debt or equity. Our CEO recommended, and our Committee agreed, that, under these circumstances, the quantitative performance criteria that our Committee has used historically, such as net asset value per share of our common stock, EBITDA per PVR common unit and oil and gas production and reserve growth, while still relevant, were difficult to quantify with reasonable certainty and were, in fact, not the most important goals for us or PVR at that time. Rather, our CEO recommended, and our Committee and the PVR Committee agreed, that our NEOs should first work to increase our and PVR’s liquidity and conserve our and PVR’s capital so that we and PVR could maintain stable operations during the economic crisis and be in a position to grow once markets and commodity prices recovered.

Internal Pay Equity at Our Company. As discussed above, our Committee believes that comparing our NEOs’ compensation to that of our peers is necessary to assess the overall competitiveness of our compensation programs. However, our Committee also believes that our compensation programs must be internally consistent and equitable.

In implementing this philosophy, our Committee discussed with our Vice President, Human Resources a study conducted by our human resources department which compared our CEO’s total compensation over the past ten years to the total compensation of the other NEOs and the next lower tier of management over that same period. For this purpose, total compensation included salary, bonus and the grant date value of equity awards.

This study demonstrated that, over the past ten years, our CEO’s total compensation was approximately two times greater than the median compensation of our other NEOs and Ronald K. Page, who is the President of PVR’s midstream subsidiary, and approximately 4.5 times greater than the median compensation level for the next lower tier of management. Our Committee felt that these results reflected an appropriate differential in executive compensation given the different levels of accountability of our CEO, the other NEOs and the next lower tier of management.

Compensation of Our NEOs

A. James Dearlove, President and CEO. In February 2010, our Committee set Mr. Dearlove’s 2010 base salary at $500,000, representing an 11% increase over his 2009 base salary. Our Committee also awarded to Mr. Dearlove a 2009-related cash bonus of $500,000, or approximately 111% of his 2009 base salary, and a 2009-related long-term compensation award valued at $1,500,000, or approximately 333% of his 2009 base salary. The increase in Mr. Dearlove’s base salary, along with the amount of his bonus, was intended to bring Mr. Dearlove’s cash compensation in line with the median cash compensation of CEOs in our Peer Group. Mr. Dearlove’s 2009-related bonus and 2009-related long-term compensation were based on the following 2009-related performance considerations:

•	Promoted transactions which, among other things, increased our liquidity (defined as cash and cash equivalents plus available borrowing capacity under our revolving credit facility) from $139.2 million at December 31, 2008 to $378.3 million at December 31, 2009 (or $498.3 million including uncommitted borrowing base amounts) through public financings, credit facility adjustments, sales of non-core assets and strategic but conservative capital spending
•	Promoted transactions which, among other things, increased PVR’s liquidity (defined as cash and cash equivalents plus available borrowing capacity under PVR’s revolving credit facility) from $139.8 million at December 31, 2008 to $187.0 million at December 31, 2009 through a credit facility adjustment and strategic but conservative capital spending
•	Recommended and oversaw modifications and redirections throughout 2009, a particularly difficult year, in our, PVR’s and PVG’s strategies to react appropriately to changing global financial and credit conditions
•	Focused the use of our available capital on core oil and gas areas
•	Promoted PVR’s strategy to expand natural gas midstream operations by overseeing an acquisition by PVR’s natural gas midstream division, or “PVRM,” of $22.6 million of midstream assets and an expansion of PVRM’s Beaver/Spearman plant, both of which increased PVRM’s processing capacity

•	Worked with the Board to update the succession plan for the CEO position and reviewed internal candidate assessments with the Board
•	Oversaw active investor relations program, including eight quarterly public teleconferences and 13 investor conferences, with more than 125 “one-on-one” investor meetings, six sales force presentations and 17 road shows held during 2009
•	Provided strong leadership for us, PVR and PVG by effectively managing three separate publicly traded entities engaged in multiple businesses and maintaining our, PVR’s and PVG’s excellent regulatory and ethical track records

Our Committee believes, and Hewitt’s data confirms, that the amounts of 2009-related bonus and long-term compensation awarded to Mr. Dearlove, when combined with his base salary, comprise an industry-competitive compensation package that falls at approximately the 50th percentile of CEOs in our Peer Group. Further, our Committee believes that this compensation appropriately reflects our, PVR’s and Mr. Dearlove’s 2009 performances.

Frank A. Pici, Executive Vice President and CFO. In February 2010, our Committee set Mr. Pici’s 2010 base salary at $300,000, representing a 9% increase over his 2009 base salary. This increase was intended to bring Mr. Pici’s base salary closer to the median base salary of CFOs in our Peer Group. Our Committee also awarded to Mr. Pici a 2009-related cash bonus of $220,000, or approximately 80% of his 2009 base salary, and a 2009-related long-term compensation award valued at $650,000, or approximately 236% of his 2009 base salary, based on the following 2009-related performance considerations:

•	Oversaw the following significant liquidity and capital raising transactions:
–	Our $65 million equity offering in May 2009
–	Our $300 million high yield debt offering in June 2009
–	Our $118 million secondary offering of PVG common units in September 2009
–	PVR’s $100 million revolving credit facility expansion
•	Contributed to the direction of our, PVR’s and PVG’s strategies
•	Oversaw the amendment and extension of our revolving credit facility with a limited reduction in the borrowing base
•	Oversaw the reorganization of our and PVR’s accounting and finance departments
•	Oversaw the financial planning, modeling and evaluation of our and PVR’s contemplated acquisitions, dispositions and investments
•	Monitored the hedging policies for our oil and gas and PVR’s natural gas midstream businesses
•	Set and implemented a successful SOX compliance program that has resulted in us, PVR and PVG having had no significant SOX-related regulatory compliance issues
•	Maintained an excellent relationship with our and PVR’s bank groups comprised of 12 banks and 17 banks
•	Oversaw an active investor relations function
•	Effectively managed the finance, tax, accounting, treasury, investor relations and information technology-related aspects of three separate publicly traded entities engaged in multiple businesses

Our Committee believes, and Hewitt’s data confirms, that the amounts of 2009-related bonus and long-term compensation awarded to Mr. Pici, when combined with his base salary, comprise an industry-competitive compensation package that falls between the 25th and 50th percentiles of CFOs in our Peer Group. Further, our Committee believes that this compensation appropriately reflects our, PVR’s and Mr. Pici’s 2009 performances.

Nancy M. Snyder, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary. In February 2010, our Committee set Ms. Snyder’s 2010 base salary at $300,000, representing a 13% increase over her 2009 base salary. Our Committee also awarded to Ms. Snyder a 2009-related cash bonus of $240,000, or approximately 91% of her 2009 base salary, and a 2009-related long-term compensation award valued at $750,000, or approximately 283% of her 2009 base salary, based on the following 2009-related performance considerations:

•	Oversaw the negotiation of, and directed outside counsel with respect to, the following significant liquidity and capital raising transactions:
–	Our $65 million equity offering in May 2009
–	Our $300 million high yield debt offering in June 2009
–	Our $118 million secondary offering of PVG common units in September 2009
–	PVR’s $100 million revolving credit facility expansion
•	Contributed to the direction of our, PVR’s and PVG’s strategies
•	Oversaw the negotiation of the amendment and extension of our revolving credit facility
•	Oversaw the in-house completion of our $38 million sale of our non-core Gulf Coast assets and PVRM’s $22.6 million acquisition of midstream assets
•	Oversaw the in-house completion of several credit agreement amendments for us and PVR, numerous acquisition bids, joint operating agreements, joint exploration agreements, master service agreements, gas processing and transportation agreements, leases, easements and other day-to-day transactions and renewal of our, PVR’s and PVG’s insurance policies
•	Oversaw our in-house legal staff, which, in addition to transactional work and day-to-day contractual matters, reviewed or prepared our, PVR’s and PVG’s periodic filings and governance documents, including more than 42 Form 8-Ks, 74 sets of board and committee minutes and 184 Form 4s
•	Oversaw all of our and PVR’s litigation and dispute-related work
•	Maintained our, PVR’s and PVG’s excellent legal compliance track record
•	Reviewed and suggested amendment, as necessary, of all governance and other documents, including committee charters, codes of conduct, whistleblower policies, trading policies and equity plans for us, PVR and PVG
•	Effectively managed the legal, human resource and corporate secretary functions of three separate publicly traded entities engaged in multiple businesses

Our Committee believes, and Hewitt’s data confirms, that the amounts of 2009-related bonus and long-term compensation awarded to Ms. Snyder, when combined with her base salary, comprise an industry-competitive compensation package that falls between the 50th and 75th percentiles of general counsels in our Peer Group. Our Committee decided to target Ms. Snyder’s total compensation between these percentiles rather than at the median salary for general counsels in our Peer Group because Ms. Snyder’s responsibilities are significantly broader than those of a general counsel. Further, our Committee believes that this compensation appropriately reflects our, PVR’s and Ms. Snyder’s 2009 performances.

H. Baird Whitehead, Executive Vice President and Chief Operating Officer and President of Our Oil and Gas Subsidiary. In February 2010, our Committee set Mr. Whitehead’s 2010 base salary at $350,000, representing an 8% increase over his 2009 base salary. This increase was intended to bring Mr. Whitehead’s base salary in line with the median base salary of chief operating officers in our Peer Group. Our Committee also awarded to Mr. Whitehead a 2009-related cash bonus of $325,000, or approximately 100% of his 2009 base salary, and a 2009-related long-term compensation award valued at $850,000, or approximately 262% of his 2009 base salary, based on the following 2009-related performance considerations:

•	Promoted and oversaw our disposition of $40 million of non-core oil and gas assets, including our $38 million sale of our Gulf Coast assets
•	Refocused our strategy and redirected our capital spending on plays economical at a $5.00 per MMBtu natural gas price
•	Implemented and oversaw operational strategies and activities which, notwithstanding a significant reduction in capital spending, resulted in:
–	A 9% increase in oil and gas production in 2009 as compared to 2008 (or a 13% increase pro forma for the sale of our Gulf Coast assets)
–	A 2% increase in proved oil and gas reserves from December 31, 2008 to December 31, 2009 (or a 3% increase pro forma for the sale of our Gulf Coast assets)
•	Oversaw capital spending of $172 million in 2009, including $143 million for development and exploratory drilling
•	Accomplished the following notable operational achievements:
–	Strengthened our acreage positions in the Granite Wash and Marcellus Shale plays
–	Facilitated a significant improvement in our drilling and completion techniques
–	Generated new ideas for future plays
–	Renegotiated some of our drilling contracts, thereby saving us $1.8 million
•	Promoted and oversaw the relocation of our Eastern operations to Pittsburgh, Pennsylvania and the consolidation of our land division to Houston, Texas

Our Committee believes, and Hewitt’s data confirms, that the amounts of 2009-related bonus and long-term compensation awarded to Mr. Whitehead, when combined with his base salary, comprise an industry-competitive compensation package that falls at approximately the 50th percentile of chief operating officers in our Peer Group. Further, our Committee believes that this compensation appropriately reflects our and Mr. Whitehead’s 2009 performances.

Keith D. Horton, Chief Operating Officer—PVR Coal. In February 2010, the PVR Committee recommended and our Committee decided not to increase Mr. Horton’s base salary for 2010, maintaining it at $280,000. The PVR Committee also recommended and our Committee, with the concurrence of the PVR Committee, awarded to Mr. Horton a 2009-related cash bonus of $161,000, or approximately 58% of his 2009 base salary, and a 2009-related long-term compensation award valued at $420,000, or approximately 150% of his 2009 base salary, based on the following 2009-related performance considerations:

•	Maintained stable operational performance by PVR’s coal and natural resource management division despite challenging industry conditions
•	Oversaw the re-leasing of a significant amount of coal reserves to a new operator following the bankruptcy of the then-existing operator
•	PVR’s total coal production increased by 2% in the year ended December 31, 2009 compared to the year ended the December 31, 2008
•	PVR’s Central Appalachian coal production, which accounted for 53% of PVR’s total coal production in 2009, decreased by only 6% in the year ended December 31, 2009 compared to the year ended the December 31, 2008, while Central Appalachian coal production decreased by 14% industry-wide

Our Committee and the PVR Committee believe, and BDO’s most recent review and interpretation of market data confirms, that the amounts of 2009-related bonus and long-term compensation awarded to Mr. Horton, when combined with his base salary, comprise an industry-competitive compensation package that falls between the 50th and 75th percentiles of chief operating officers in the PVR Peer Group. Further, our Committee and the PVR Committee believe that this compensation appropriately reflects PVR’s and Mr. Horton’s 2009 performances. These amounts also reflect Mr. Horton’s strong leadership abilities, significant industry experience, tenure at PVR and our desire to retain his services, as well as our Committee’s and the PVR Committee’s desire to facilitate, to the extent reasonable and appropriate, the opportunity for all of our NEOs to earn reasonably comparable compensation notwithstanding that they work in different industries that have different compensation practices.

Tax Implications

Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount qualifies for tax deductibility. Covered officers include each of our NEOs, except our CFO.

Our Committee considers our ability to fully deduct compensation in accordance with the $1 million dollar limitations of Section 162(m) in structuring our compensation programs. However, our Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in our best interests and the best interests of our shareholders. In this regard, approximately $1 million of our CEO’s compensation in 2009 was not deductible for federal income tax purposes.

Our Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at peer companies.

Compensation and Benefits Committee Report

Under the rules established by the SEC, we are required to discuss the compensation and benefits of our executive officers, including our CEO, our CFO and our other NEOs. The Compensation and Benefits Committee is furnishing the following report in fulfillment of the SEC’s requirements.

The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management. Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

Edward B. Cloues, II (Chairman)
Robert Garrett
William H. Shea, Jr.
Gary K. Wright

Summary Compensation Table

The following table sets forth the compensation paid by us and PVR, during or with respect to the years ended December 31, 2009, 2008 and 2007, to (i) our CEO, our CFO and two other of our most highly compensated executive officers and (ii) the PVR General Partner’s Co-President and Chief Operating Officer—Coal, who is also among our most highly compensated executive officers, for services rendered to us, PVG, PVR and our respective subsidiaries:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
A. James Dearlove President and Chief Executive Officer	2009	450,000	500,000	1,400,005	600,000	39,750	2,989,756
	2008	450,000	495,000	1,380,009	619,907	37,880	2,982,796
	2007	380,000	550,000	468,747	156,244	36,075	1,591,066
Frank A. Pici Executive Vice President and Chief Financial Officer	2009	275,000	220,000	365,743	184,250	39,750	1,084,743
	2008	275,000	210,000	511,984	287,957	36,545	1,321,486
	2007	263,000	220,000	250,806	129,202	33,200	896,208
H. Baird Whitehead Executive Vice President and Chief Operating Officer	2009	325,000	325,000	512,507	512,501	39,750	1,714,758
	2008	325,000	325,000	487,500	487,425	37,174	1,662,098
	2007	312,000	325,000	315,104	105,001	36,327	1,093,342
Keith D. Horton Co-President and Chief Operating Officer—Coal of PVR General Partner	2009	280,000	161,000	419,998	—	37,750	898,748
	2008	280,000	160,000	399,990	—	35,415	875,405
	2007	270,000	185,000	315,004	—	31,800	801,804
Nancy M. Snyder Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2009	265,000	240,000	573,749	276,250	39,750	1,394,749
	2008	265,000	235,000	531,979	267,955	36,269	1,336,203
	2007	230,000	215,000	138,600	191,406	31,800	806,805

(1)	Represents the aggregate grant date fair value of both restricted stock and restricted stock units granted by our Committee to our NEOs in consideration for services rendered to us and restricted units and phantom units granted by the PVR Committee to our NEOs in consideration for services rendered to PVR. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common stock and PVR’s common units on the dates of grant. See Note 18 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Represents the aggregate grant date fair value of stock options granted by our Committee to our NEOs in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 18 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.
(3)	Reflects (i) amounts paid by us and PVR for automobile allowances, executive health exams and gym memberships and (ii) our matching and other contributions to our NEOs’ 401(k) Plan accounts. We contributed $17,200, $16,300 and $16,000 to the 401(k) Plan account of each NEO in 2009, 2008 and 2007.

The cash components of our and PVR’s executive compensation consist of a base salary and the opportunity to earn an annual cash bonus. See “Compensation Discussion and Analysis—Elements of Compensation.” The amounts of salary and bonus reflected in the Summary Compensation Table above include not only amounts paid by us to our NEOs in consideration for services rendered to us, but also amounts paid or reimbursed by PVR and PVG in consideration for services rendered to PVR and PVG by the Shared Executives and Mr. Horton. The specific portions of salary and bonus paid, or reimbursed to us, by PVR and PVG depend on the portion of professional time devoted by each NEO to PVR and PVG. See

“Compensation and Discussion Analysis—Compensation Structure” for a description of the manner in which our NEOs are compensated. The following table shows the portion of professional time devoted to PVR and PVG by each Shared Executive in 2009, 2008 and 2007 and the portion of such Shared Executive’s salary and bonus PVR and PVG reimbursed us with respect to those years:

	PVR Portion			PVG Portion
Shared Executive	2009	2008	2007	2009	2008	2007
A. James Dearlove	30%	40%	38%	7%	5%	11%
Frank A. Pici	23%	33%	28%	8%	9%	4%
Nancy M. Snyder	35%	35%	33%	3%	4%	6%

Because Mr. Whitehead devoted all of his professional time to us in 2009, 2008 and 2007, we paid all of his 2009, 2007 and 2007 salaries and 2009-related, 2008-related and 2007-related bonuses. Because Mr. Horton devoted all of his professional time to PVR in 2009, 2008 and 2007, PVR paid all of his 2009, 2008 and 2007 salaries and 2009-related, 2008-related and 2007-related bonuses.

The equity components of our and PVR’s executive compensation program consist of the opportunity to earn awards of restricted stock, restricted stock units or stock options from us and awards of restricted units or phantom units from PVR. Like the cash component of executive compensation, that portion of the value of each NEO’s equity-based compensation paid by us, or paid or reimbursed by PVR or PVG, depends on the portion of professional time that each NEO devotes to us, PVR and PVG. The values of the stock awards reflected in the Summary Compensation Table above include the values of restricted stock, restricted stock unit and stock option awards granted by our Committee and restricted unit and phantom unit awards granted by the PVR Committee. Our Committee did not grant any restricted stock, and the PVR Committee did not grant any restricted units, in 2009. Our Committee did not grant any restricted stock units, and the PVR Committee did not grant any phantom units, in 2008 or 2007.

Grants of Plan-Based Awards

The following table sets forth (i) the grant date and number of all restricted stock units and stock options, and the exercise price of all stock options, granted to our NEOs in 2009 by our Committee with respect to services rendered to us in 2008 and (ii) the grant date and number of all phantom units granted to our NEOs in 2009 by the PVR Committee with respect to services rendered to PVR in 2008:

2009 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
A. James Dearlove	February 25, 2009	39,841 (1)			600,005
	February 25, 2009	69,025 (2)			800,000
	February 25, 2009		107,720 (1)	15.06	600,000
Frank A. Pici	February 25, 2009	12,234 (1)			184,244
	February 25, 2009	15,660 (2)			181,499
	February 25, 2009		33,079 (1)	15.06	184,250
H. Baird Whitehead	February 25, 2009	34,031 (1)			512,507
	February 25, 2009		92,011 (1)	15.06	512,501
Keith D. Horton	February 25, 2009	36,238 (2)			419,998
Nancy M. Snyder	February 25, 2009	18,343 (1)			276,246
	February 25, 2009	25,669 (2)			297,504
	February 25, 2009		49,596 (1)	15.06	276,250

(1)	These were awards of restricted stock units and stock options granted by our Committee, for services rendered to us, under the Penn Virginia Corporation Sixth Amended and Restated 1999 Employee Stock Incentive Plan.
(2)	These were awards of phantom units approved by our Committee and granted by the PVR Committee, for services rendered to PVR, under the Penn Virginia Resource GP, LLC Fifth Amended and Restated Long-Term Incentive Plan.

Narrative Discussion of Equity Awards

In 2009, we granted restricted stock units to the Shared Executives and Mr. Whitehead. In 2008 and 2007, we granted shares of restricted stock to the Shared Executives and Mr. Whitehead. The values of our restricted stock and restricted stock units reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were based on the NYSE closing prices of our common stock on the dates of grant. Shares of restricted stock are issued and outstanding shares of our common stock which are subject to a restriction period as described below. Restricted stock units are rights to receive one share of our common stock upon the termination of the applicable restriction period described below. The restriction periods for restricted stock and restricted stock units will terminate as determined by our Committee and specified in an award agreement; however, restriction periods will not terminate before one year or after five years after the date of grant unless (i) the grantee’s employment terminates for any reason other than death or disability, in which event any unvested shares of restricted stock or unvested restricted stock units are forfeited unless otherwise determined by our Committee and specified in the award agreement, or (ii) the grantee dies, becomes disabled or becomes retirement eligible, which is defined as reaching age 62 and completing 10 years of consecutive service with us or our affiliate, or there occurs a change in control of us, in which events all restrictions terminate. All restricted stock and restricted stock units ever granted to our NEOs vest over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless forfeited or earlier vested in accordance with their terms. All restricted stock units ever granted to our NEOs provide that payments on such restricted stock units will be made in shares (or, at the request of the restricted stock unitholder and upon the approval of our Committee, an amount of cash equal to the fair market value of our shares) at the time of vesting, unless vesting occurs early on account of becoming retirement eligible, in which event payments will be made when such restricted stock units would have originally vested, even if that is after retirement. Our Committee has granted dividend equivalent rights in tandem with all restricted stock unit awards it has ever granted to our NEOs.

In 2009, 2008 and 2007, we granted stock options to the Shared Executives and Mr. Whitehead. The values of our stock options reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were computed using the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 18 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. Stock options will be exercisable as determined by our Committee and specified in an award agreement; however, no stock option is exercisable before one year, unless otherwise determined by our Committee, or after 10 years after the date of grant unless (i) the grantee’s employment terminates for any reason other than cause, death, disability or retirement as provided in (iv) below, in which event all unvested options are forfeited and all vested options immediately become exercisable and remain exercisable until the earlier of (A) 90 days after the date of such termination or (B) 10 years after the grant date, (ii) we terminate the grantee’s employment for cause, in which event all such options are forfeited, (iii) the grantee dies or becomes disabled, in which event all such options immediately become exercisable and remain exercisable until the earlier of (A) one year after the date of death or disability or (B) 10 years after the grant date, (iv) the grantee retires after reaching age 62 and completing 10 years of consecutive service with us or our affiliate, in which event all such options immediately become exercisable and remain exercisable until 10 years after the grant date (or, if the grantee dies during this period, as provided in (ii) above), or (v) there occurs a change in control of us, in which event all such options become immediately exercisable and remain exercisable for three years or until the end of their term, whichever is less. The exercise price for a stock option must be paid in full at the time of exercise. Payment must be made in cash or, subject to the approval of our Committee, in shares of our common stock valued at their fair market value, or a combination thereof. Any taxes required to be withheld must also be paid at the time of exercise. An optionee may enter into an agreement with a brokerage firm acceptable to us whereby the optionee will simultaneously exercise the stock option and sell the shares acquired thereby and the brokerage firm executing the sale will remit to us from the proceeds of sale the exercise price of the shares as to which the stock option has been exercised as well as the required amount of withholding. All stock options ever granted to our NEOs have a 10-year term. All stock options granted to our NEOs since 2004 vest over a three-year period, with one-third becoming exercisable on each of the first, second and third anniversaries of the grant date unless forfeited or earlier vested in accordance with their terms.

In 2009, PVR granted phantom units to the Shared Executives and Mr. Horton. In 2008 and 2007, PVR granted restricted units to the Shared Executives and Mr. Horton. The values of PVR’s restricted units and phantom units reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were based on the NYSE closing prices of PVR’s common units on the dates of grant. Restricted units are issued and outstanding PVR common units which are subject to a vesting period as described below. Phantom units are rights to receive one common unit upon the termination of the vesting period described below. The vesting periods for restricted units and phantom units will terminate as determined by the PVR Committee and specified in an award agreement. All restricted units granted to our NEOs since 2005 and all phantom units ever granted to our NEOs vest over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless (i) the grantee’s employment terminates for any reason other than death or disability, in which event any unvested restricted units or unvested phantom units are forfeited unless otherwise determined by the PVR Committee, or (ii) the grantee dies, becomes disabled or becomes retirement eligible, which is defined as reaching age 62 and completing 10 years of consecutive service with the PVR General Partner or its affiliate, or there occurs a change of control, in which events all restrictions lapse. All phantom units ever granted to our NEOs provide that payments on such phantom units will be made in common units (or, at the request of the phantom unitholder and upon the approval of the PVR Committee, an amount of cash equal to the fair market value of PVR’s common units) at the time of vesting, unless vesting occurs early on account of becoming retirement eligible, in which event payments will be made when such phantom units would have originally vested, even if that is after retirement. The PVR Committee has granted distribution equivalent rights in tandem with all phantom unit awards it has ever granted to our NEOs.

Our Committee grants annual compensation-related stock options, restricted stock or restricted stock units, and the PVR Committee grants annual compensation-related restricted units or phantom units, during the first quarter of each year upon conclusion of the analysis of executive compensation with respect to the preceding year. The timing of our Committee’s stock option grants to our NEOs is consistent with the timing of stock option grants to other employees. Our Committee generally grants stock options from time to time in connection with the hiring, promotion or retention of employees, and it has in the past, and may in the future, grant restricted stock or restricted stock units in connection with such events. The PVR Committee generally grants restricted units from time to time in connection with the hiring, promotion or retention of employees and, while it has not done so in the past, it may consider granting phantom units in connection with such events. Our Committee and the PVR Committee may also consider grants at such other times as they may deem appropriate.

During 2009, we paid quarterly dividends of $0.05625 per share on each share of restricted stock and each restricted stock unit, and PVR paid quarterly distributions of $0.47 on each restricted unit and each phantom unit. The dividends and distributions were paid at the same times and in the same amounts as dividends and distributions paid to the other holders of our common stock and PVR’s common units and were taken into consideration when determining the values of the restricted stock, restricted stock units, restricted units and phantom units shown previously in the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the numbers and values of unexercised stock options and restricted stock and restricted stock units not vested as of December 31, 2009 and restricted units and phantom units not vested as of December 31, 2009, in each case held by our NEOs on December 31, 2009. The market value of non-vested restricted stock, restricted stock units, restricted units and phantom units is based on the NYSE closing prices of our common stock and PVR’s common units on December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
A. James Dearlove	18,834 (1)		31.535	2/26/16
	10,778 (2)	5,388 (3)	35.205	2/26/17
	16,106 (4)	32,211 (5)	42.270	2/21/18
		107,720 (6)	15.060	2/24/19
Frank A. Pici	16,000 (7)		14.060	2/17/14	5,764 (8)(9)	122,716
	14,000 (10)		24.545	3/2/15	12,234 (8)(11)	260,462
	22,784 (1)		31.535	2/26/16	7,058 (12)(13)	152,170
	8,912 (2)	4,456 (3)	35.205	2/26/17	15,660 (12)(14)	337,630
	7,482 (4)	14,962 (5)	42.270	2/21/18
		33,079 (6)	15.060	2/24/19
H. Baird Whitehead	40,000 (15)		9.275	3/17/12	10,670 (8)(16)	227,164
	13,332 (17)		24.545	3/2/15	34,031 (8)(11)	724,520
	8,738 (18)		31.535	2/26/16
	7,244 (2)	3,620 (3)	35.205	2/26/17
	12,664 (4)	25,327 (5)	42.270	2/21/18
		92,011 (6)	15.060	2/24/19
Keith D. Horton					13,819 (12)(19)	297,938
					36,238 (12)(14)	781,291
Nancy M. Snyder	19,030 (1)		31.535	2/26/16	4,226 (8)(20)	89,972
	13,204 (2)	6,600 (3)	35.205	2/26/17	18,343 (8)(11)	390,552
	6,962 (4)	13,923 (5)	42.270	2/21/18	8,260 (12)(21)	178,086
		49,596 (6)	15.060	2/24/19	25,669 (12)(14)	553,424

(1)	One-third of these options vested on each of February 27, 2007, February 27, 2008 and February 27, 2009.
(2)	One-half of these options vested on each of February 27, 2008 and February 27, 2009
(3)	These options vested on February 27, 2010.
(4)	These options vested on February 22, 2009.
(5)	One-half of these options vested or will vest on each of February 22, 2010 and February 22, 2011.
(6)	One-third of these options vested or will vest on each of February 25, 2010, February 25, 2011 and February 25, 2012.
(7)	One-third of these options vested on each of February 18, 2005, February 18, 2006 and February 18, 2007.
(8)	These awards were granted by our Committee, for services rendered to us, under the Penn Virginia Corporation Sixth Amended and Restated 1999 Employee Stock Incentive Plan.
(9)	Of these shares of restricted stock, 2,271 vested on February 22, 2010, 1,222 vested on February 27, 2010 and 2,271 will vest on February 22, 2011.

(10)	One-third of these options vested on each of March 3, 2006, March 3, 2007 and March 3, 2008.
(11)	One-third of these restricted stock units vested or will vest on each of February 25, 2010, February 25, 2011 and February 25, 2012.
(12)	These awards were approved by our Committee and granted by the PVR Committee, for services rendered to PVR, under the Penn Virginia Resource GP, LLC Fifth Amended and Restated Long-Term Incentive Plan.
(13)	Of these restricted units, 2,775 vested on February 22, 2010, 1,509 vested on February 27, 2010 and 2,774 will vest on February 22, 2011.
(14)	One-third of these phantom units vested or will vest on each of February 25, 2010, February 25, 2011 and February 25, 2012.
(15)	These options vested on March 18, 2003.
(16)	Of these shares of restricted stock, 3,844 vested on February 22, 2010, 2,982 vested on February 27, 2010 and 3,844 will vest on February 22, 2011.
(17)	One-half of these options vested on each of March 3, 2007 and March 3, 2008.
(18)	These options vested on February 27, 2009.
(19)	Of these restricted units, 4,955 vested on February 22, 2010, 3,910 vested on February 27, 2010 and 4,954 will vest on February 22, 2011.
(20)	Of these shares of restricted stock, 2,113 vested on February 22, 2010 and 2,113 will vest on February 22, 2011.
(21)	Of these restricted units, 3,270 vested on February 22, 2010, 1,720 vested on February 27, 2010 and 3,270 will vest on February 22, 2011.

Stock Option Exercises and Vesting of Restricted Stock and Restricted Units

The following table sets forth the number of shares of our common stock or PVR’s common units acquired, and the values realized, by our NEOs upon the exercise of stock options or the vesting of restricted stock, restricted stock units, restricted units or phantom units during 2009:

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. James Dearlove	N/A	N/A	59,005 (1)(2)	1,198,159
			108,382 (3)(4)	1,731,072
Frank A. Pici	N/A	N/A	3,495 (1)(5)	53,039
			6,315 (3)(6)	74,014
H. Baird Whitehead	N/A	N/A	8,967 (1)(5)	132,037
Keith D. Horton	N/A	N/A	12,902 (3)(6)	151,101
Nancy M. Snyder	N/A	N/A	2,114 (1)(5)	33,591
			6,685 (3)(6)	78,403

(1)	These awards were granted by our Committee, for services rendered to us, under the Penn Virginia Corporation Sixth Amended and Restated 1999 Employee Stock Incentive Plan.
(2)	Represents shares of our common stock acquired upon the vesting of 19,164 shares of restricted stock and 39,841 restricted stock units. The restricted stock units vested on account of Mr. Dearlove becoming retirement eligible under the Penn Virginia Corporation Sixth Amended and Restated 1999 Employee Stock Incentive Plan. Payments with respect to such restricted stock units were not made in 2009, but will be paid, instead, on the dates on which such restricted stock units would have originally vested. See “Narrative Discussion of Equity Awards.”

(3)	These awards were approved by our Committee and granted by the PVR Committee, for services rendered to PVR, under the Penn Virginia Resource GP, LLC Fifth Amended and Restated Long-Term Incentive Plan.
(4)	Represents PVR common units acquired upon the vesting of 39,357 restricted units and 69,025 phantom units. The phantom units vested on account of Mr. Dearlove becoming retirement eligible under the Penn Virginia Resource GP, LLC Fifth Amended and Restated Long-Term Incentive Plan. Payments with respect to such phantom units were not made in 2009, but will be paid, instead, on the dates on which such phantom units would have originally vested. See “Narrative Discussion of Equity Awards.”
(5)	Represents shares of our common stock acquired upon the vesting of restricted stock.
(6)	Represents PVR common units acquired upon the vesting of restricted units.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2009 regarding the stock options outstanding and securities issued and to be issued under our equity compensation plans approved by the our shareholders. We do not have any equity compensation plans which were not approved by our shareholders.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	2,238,917	$25.14	1,960,225
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Executive Stock Ownership Guidelines

We and PVR require our CEO and the other Shared Executives to own shares of our common stock and PVR common units valued at an aggregate amount equal to four times base salary, in the case of our CEO, and two times base salary, in the case of the other Shared Executives, with the proportion of stock and units being reflective of the amount of time they devote to us and PVR. We require Mr. Whitehead to own shares of our common stock, and PVR requires Mr. Horton to own PVR common units, in each case valued at two times his base salary. As of December 31, 2009, all of our NEOs were in compliance with these requirements.

Nonqualified Deferred Compensation

The following table sets forth certain information regarding compensation deferred by our NEOs under our Supplemental Employee Retirement Plan:

2009 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
A. James Dearlove	247,500	0	91,810	260,512	842,333
Frank A. Pici	0	0	389,246	0	1,559,330
H. Baird Whitehead	178,500	0	128,870	108,731	1,463,075
Keith D. Horton	0	0	4,470	0	15,553
Nancy M. Snyder	185,000	0	219,044	0	1,285,032

(1)	All of these amounts are included in the amounts of salary and bonus for 2009 reported in the Summary Compensation Table.

(2)	Except with respect to aggregate contributions by us of $21,910 and $21,906 on behalf of Messrs. Pici and Whitehead in 2001 and 2002, these amounts reflect only salaries and bonuses paid to our NEOs and earnings on those salaries and bonuses. All such salary and bonus amounts were previously reported as compensation to our NEOs in the Summary Compensation Table.

The Penn Virginia Corporation Supplemental Employee Retirement Plan, or the “SERP,” allows all of our and our affiliates’ employees whose salaries exceeded $145,000 in 2009 to defer receipt of up to 100% of their salary, net of their salary deferrals under our 401(k) Plan, and up to 100% of their annual cash bonuses. All deferrals under the SERP are credited to an account maintained by us and are invested by us, at the employee’s election, in our common stock or in certain mutual funds made available by us and selected by the employee. Since all amounts deferred under the SERP consist of previously earned salary or bonus, all SERP participants are fully vested at all times in all amounts credited to their accounts. Amounts held in a participant’s account will be distributed to the participant on the earlier of the date on which such participant’s employment terminates or there occurs a change of control of us. We are not required to make any contributions to the SERP. Since we established the SERP in 1996, we have contributed an aggregate of $43,816 in 2001 and 2002 to the SERP in connection with offers of employment to Messrs. Pici and Whitehead, but have made no other contributions to the SERP.

We have established a rabbi trust to fund the benefits payable under the SERP. Other than the $43,816 of Company contributions described above, the assets of the rabbi trust consist of the cash amounts of salary and bonus already earned and deferred by our NEOs and other employees under the SERP and the securities in which those amounts have been invested. Assets held in the rabbi trust are designated for the payment of benefits under the SERP and are not available for our general use. However, the assets held in the rabbi trust are subject to the claims of our general creditors, and SERP participants may not be paid in the event of our insolvency.

Change-in-Control Arrangements

Our Committee, the PVR Committee and we believe that our and PVR’s senior management and other key employees are a primary reason for our success and that it is important for us to protect them in the event that they lose their jobs under certain circumstances upon a change of control. Four of our five NEOs are age 55 or older, and our NEOs have served the Company for an average of more than 15 years, with Messrs. Dearlove and Horton and Ms. Snyder having served in various capacities for 32, 28 and 12 years. We also believe that, by providing change of control protection, our NEOs will be able to evaluate every Company or PVR opportunity, including a change of control, that may likely result in the termination of their employment, without the distraction of personal considerations. For these reasons, we and the PVR General Partner have entered into change of control severance agreements with our NEOs that entitle them to the benefits described below. As noted below, our change in control severance benefits are not triggered unless employment is terminated or adversely changed in a significant manner and we do not pay tax gross ups in the event of a change of control.

Company Executive Change of Control Severance Agreements

On October 17, 2008, we entered into an Amended and Restated Executive Change of Control Severance Agreement, referred to as a “Company Severance Agreement,” with each of Messrs. Dearlove, Pici and Whitehead and Ms. Snyder containing the terms and conditions described below.

Term. Each Company Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from us. If such notice is given, the Company Severance Agreement will terminate two years after the date of such notice.

Triggering Events. Each Company Severance Agreement provides severance benefits to the NEO upon the occurrence of two events, or the “Dual Triggering Events.” Specifically, if a change of control of us occurs and, within two years after the date of such change of control, either (a) we terminate the NEO’s employment for any reason other than for cause or the NEO’s inability to perform his or her duties for at least 180 days due to mental or physical impairment or (b) the NEO terminates his or her employment due to a material reduction in his or her authority, duties, title, status or responsibility, a greater than 5% reduction in his or her base salary, a discontinuation of a material incentive compensation plan in which he or she participated, our failure to obtain an agreement from our successor to assume his or her Company Severance

Agreement or the relocation by more than 100 miles of our office at which he or she was working at the time of the change of control, then the NEO may elect to receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits. Upon the occurrence of the Dual Triggering Events, the NEO may elect to receive a lump sum, in cash, of an amount equal to three times the sum of the NEO’s annual base salary plus the highest cash bonus paid to him or her during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of our common stock then held by the NEO will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted stock and restricted stock units of us and all restricted units and phantom units of PVR and PVG then held by the NEO will immediately vest and all restrictions will lapse. We will also provide certain health and dental benefit related payments to the NEO as well as certain outplacement services.

Excise Taxes. The Company Severance Agreements do not include “gross up” benefits to cover excise taxes. If our independent registered public accounting firm determines that any payments to be made or benefits to be provided to the NEO under his or her Company Severance Agreement would result in him or her being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him or her from being subject to such excise tax.

Restrictive Covenants and Releases. Each Company Severance Agreement prohibits the NEO from (a) disclosing, either during or after his or her term of employment, confidential information regarding us or our affiliates and (b) until two years after the NEO’s employment has ended, soliciting or diverting business from us or our affiliates. Each Company Severance Agreement also requires that, upon payment of the severance benefits to our NEO, the NEO and Penn Virginia release each other from all claims relating to the NEO’s employment or the termination of such employment.

General Partner Executive Change of Control Severance Agreement

On October 17, 2008, the PVR General Partner entered into an Amended and Restated Executive Change of Control Severance Agreement, referred to as the “General Partner Severance Agreement,” with Mr. Horton containing the terms and conditions described below.

Term. The General Partner Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from the PVR General Partner. If such notice is given, the General Partner Severance Agreement will terminate two years after the date of such notice.

Triggering Events. The General Partner Severance Agreement provides severance benefits to Mr. Horton upon the occurrence of two events, or the “GP Dual Triggering Events.” Specifically, if a change of control occurs and, within two years after the date of such change of control, either (a) the PVR General Partner terminates Mr. Horton’s employment for any reason other than for cause or Mr. Horton’s inability to perform his duties for at least 180 days due to mental or physical impairment or (b) Mr. Horton terminates his employment due to a material reduction in his authority, duties, title, status or responsibility, a greater than 5% reduction in his base salary, a discontinuation of a material incentive compensation plan in which he participated, the PVR General Partner’s failure to obtain an agreement from its successor to assume his General Partner Severance Agreement or his relocation by more than 100 miles of the PVR General Partner’s office at which he was working at the time of the change of control, then Mr. Horton may elect to receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits. Upon the occurrence of the GP Dual Triggering Events, Mr. Horton may elect to receive a lump sum, in cash, of an amount equal to three times the sum of his annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of our common stock then held by Mr. Horton will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted stock and restricted stock units of us and all restricted units and phantom units of PVR and PVG then held by Mr. Horton will immediately vest and all restrictions will lapse. The PVR General Partner will also provide certain health and dental benefit-related payments to Mr. Horton as well as certain outplacement services.

Excise Taxes. The General Partner Severance Agreement does not include “gross up” benefits to cover excise taxes. If the PVR General Partner’s independent registered public accounting firm determines that any payments to be made or benefits to be provided to Mr. Horton under his General Partner Severance Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him from being subject to such excise tax.

Restrictive Covenants and Releases. The General Partner Severance Agreement prohibits Mr. Horton from (a) disclosing, either during or after his term of employment, confidential information regarding the PVR General Partner or its affiliates and (b) until two years after his employment has ended, soliciting or diverting business from the PVR General Partner or its affiliates. The General Partner Severance Agreement also requires that, upon payment of the severance benefits to Mr. Horton, Mr. Horton and the PVR General Partner release each other from all claims relating to Mr. Horton’s employment or the termination of such employment.

Estimated Payments

The following table sets forth the estimated aggregate payments to (i) Messrs. Dearlove, Pici and Whitehead and Ms. Snyder under their respective Company Severance Agreements assuming that the Dual Triggering Events occurred on December 31, 2009 and (ii) Mr. Horton under his General Partner Severance Agreement assuming that the GP Dual Triggering Events occurred on December 31, 2009:

Name of Executive Officer	Salary and Bonus ($)	Accelerated Vesting of Restricted Stock and Units ($)	Other Benefits ($) (1)	Total Estimated Severance Payment ($)
A. James Dearlove	3,000,000	3,007,489	88,800	6,096,289
Frank A. Pici	1,485,000	1,079,081	88,800	2,652,881
H. Baird Whitehead	1,950,000	1,524,913	88,800	3,563,713
Keith D. Horton	1,395,000	1,079,229	88,800	2,563,029
Nancy M. Snyder	1,500,000	1,520,986	88,800	3,109,786

(1)	Other benefits include medical and dental insurance-related payments and the value of outplacement services.

Change of Location Severance Agreement

On March 30, 2010, we entered into an Amended and Restated Change of Location Severance Agreement, referred to as the “Change of Location Agreement,” with Ms. Snyder. Pursuant to the Change of Location Agreement, we agreed that, in the event of the relocation of our executive offices by more than 50 miles, Ms. Snyder may elect to receive the severance benefits described above in “Company Executive Change of Control Severance Agreements.”

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Cloues, Garrett, Shea and Wright served on the Compensation and Benefits Committee. None of these members is a former or current officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.” In 2009, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Benefits Committee.

TRANSACTIONS WITH RELATED PERSONS

Relationship with PVG and PVR

PVG is a NYSE-listed limited partnership formed by us to hold the general partner interest, all of the incentive distribution rights and substantially all of our limited partner interests in PVR. PVG completed the initial public offering of its common units in December 2006. As of March 4, 2010, we indirectly held the non-economic general partner interest in PVG, as well as 20,077,429 common units representing, in the aggregate, a 51.4% limited partner interest in PVG.

PVR is a NYSE-listed limited partnership, which manages coal and natural resource properties and related assets and operates a natural gas midstream gathering and processing business. As of March 4, 2010, we indirectly held 50,736 common units representing a 0.1% limited partner interest in PVR, and PVG indirectly held the sole 2% general partner interest and all of the incentive distribution rights in PVR and directly held 19,587,049 common units representing, in the aggregate, a 37.1% limited partner interest in PVR.

Transactions with PVG

In general, PVG pays quarterly cash distributions of all of its available cash to the holders of its common units. PVG’s available cash is its cash on hand at the end of the quarter after the payment of its expenses and the establishment of cash reserves for future capital expenditures and operational needs. We are entitled to distributions on our limited partner interests in PVG. In 2009, we received $41.9 million of distributions from PVG.

Transactions with PVR

Quarterly Cash Distributions by PVR. The PVR General Partner, which is a wholly owned subsidiary of PVG, is entitled to distributions on its general partner interest in PVR, and we and PVG are entitled to distributions on our limited partner interests in PVR. In general, PVR pays quarterly cash distributions in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2% to the PVR General Partner, until PVR distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;
•	second, 98% to the common unitholders, pro rata, and 2% to the PVR General Partner, until PVR distributes for each outstanding common unit an amount equal to any arrearages in the payment of the minimum quarterly distribution on the common units for any prior quarters; and
•	thereafter, in the manner described in “Incentive Distribution Rights” below.

The minimum quarterly distribution is $0.25.

Incentive Distribution Rights. The PVR General Partner is also entitled to distributions payable with respect to incentive distribution rights. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.

If for any quarter:

•	PVR has distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution; and
•	PVR has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, PVR will distribute any additional available cash from operating surplus for that quarter among the unitholders and the PVR General Partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the PVR General Partner, until each unitholder has received a total of $0.275 per unit for that quarter;

•	second, 85% to all unitholders, and 15% to the PVR General Partner, until each unitholder has received a total of $0.325 per unit for that quarter;
•	third, 75% to all unitholders, and 25% to the PVR General Partner, until each unitholder has received a total of $0.375 per unit for that quarter; and
•	thereafter, 50% to all unitholders and 50% to the PVR General Partner.

In 2009, PVG received total distributions, including incentive distributions, of $63.0 million from PVR, and we received total distributions of $0.1 million from PVR.

Shared Management and Administrative Services. In 2009, we provided administrative services to PVR and PVG and shared management and administrative personnel with PVR and PVG. These personnel operated our business and PVR’s and PVG’s businesses. As a result, certain of our NEOs as well as other Company personnel allocated the time they spent on our behalf and on behalf of PVR and PVG. Based on those allocations, PVR and PVG reimbursed us for a proportionate share of compensation and benefit expenses of employees and officers as well as other administrative and overhead expenses incurred by us on behalf of PVR and PVG in connection with services rendered to PVR and PVG. In 2009, aggregate reimbursements by PVR totaled approximately $5.3 million and aggregate reimbursements by PVG totaled approximately $0.4 million.

Oil and Gas Marketing Agreement. Penn Virginia Oil & Gas, L.P., or “PVOG LP,” our wholly owned subsidiary, and Connect Energy Services, LLC, or Connect Energy, PVR’s wholly owned subsidiary, are parties to a Master Services Agreement effective September 1, 2006. Pursuant to the Master Services Agreement, PVOG LP and Connect have agreed that Connect will market all of PVOG LP’s oil and gas production in Arkansas, Louisiana, Oklahoma and Texas for a fee equal to 1% of the net sales price (subject to specified limitations) received by PVOG LP for such production. The Master Services Agreement has a primary term of five years and automatically renews for additional one year terms until terminated by either party. In 2009, PVOG LP paid Connect Energy $1.4 million in fees pursuant to the Master Services Agreement.

Gas Gathering and Processing Agreement. PVOG LP and PVR East Texas Gas Processing LLC, or “PVR East Texas,” PVR’s wholly owned subsidiary, are parties to a Gas Gathering and Processing Agreement effective May 1, 2007. Pursuant to the Gas Gathering and Processing Agreement, PVOG LP and PVR East Texas have agreed that PVR East Texas will gather and process all of PVOG LP’s current and future gas production in certain areas of the Bethany Field in East Texas and redeliver the natural gas liquids to PVOG LP for a current service fee of $0.3115/MMBtu (with an annual CPI adjustment). The Gas Gathering and Processing Agreement has a primary term of ending August 31, 2021 and automatically renews for additional one year terms until terminated by either party. In 2009, PVOG LP paid PVR East Texas $4.0 million in fees pursuant to the Gas Gathering and Processing Agreement.

Gas Sales Arrangement. From time to time, PVOG LP sells gas or NGLs to Connect Energy at PVR’s Crossroads Plant, and Connect Energy resells such gas or NGLs to third parties. The sales price received by PVOG LP from Connect Energy for such gas or NGLs equals the sales price received by Connect Energy for such gas or NGLs from the third parties. In 2009, PVOG LP received $72.5 million from Connect Energy in connection with such sales.

Omnibus Agreement. We, the PVR General Partner, PVR and Penn Virginia Operating Co., LLC, a wholly owned subsidiary of PVR, are parties to an Omnibus Agreement that governs potential competition among us. The Omnibus Agreement was entered into in connection with PVR’s initial public offering in October 2001. Upon completion of PVG’s initial public offering in December 2006, PVG became subject to the Omnibus Agreement as an affiliate of us. For purposes of the Omnibus Agreement, any restrictions that apply to us also apply to PVG.

Under the Omnibus Agreement, we and our affiliates are not permitted to engage in the businesses of: (i) owning, mining, processing, marketing or transporting coal, (ii) owning, acquiring or leasing coal reserves or (iii) growing, harvesting or selling timber, unless we or they first offer PVR the opportunity to acquire these businesses or assets and the board of directors of the PVR General Partner, with the concurrence of its Conflicts Committee, elects to cause PVR not to pursue such opportunity or acquisition. In addition, we and our affiliates will be able to purchase any business which includes the purchase of coal reserves, timber or infrastructure relating to the production or transportation of coal if the majority value of such business is not derived from owning, mining, processing, marketing or transporting coal or growing, harvesting or selling timber. If we or our affiliates make any such acquisition, we or they must offer PVR the opportunity to purchase the coal reserves, timber or related infrastructure following the acquisition and the PVR General Partner’s Conflicts Committee will determine whether PVR should pursue the opportunity. The restriction will terminate upon a change of control of us or the PVR General Partner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has not yet considered whether to retain KPMG LLP, or “KPMG,” as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2010. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Audit Fees

In connection with the audits of our financial statements and internal control over financial reporting, or “ICFR,” for 2009, we entered into an agreement with KPMG which sets forth the terms by which KPMG will perform audit services for us. That agreement provides for alternative dispute resolution procedures and an exclusion of the right to collect punitive damages. The following table shows fees for professional audit services rendered by KPMG for the audits of our, PVR’s and PVG’s consolidated financial statements for 2009 and 2008, the audits of our, PVG’s and PVR’s ICFR for 2009 and 2008 and fees for other services rendered by KPMG:

	2009	2008
Penn Virginia Corporation
Audit Fees (1)	$1,319,000	$968,500
Audit-Related Fees (2)	5,000	5,000
Tax Fees	—	—
All Other Fees (3)	1,500	1,500
Penn Virginia GP Holdings, L.P.
Audit Fees (4)	325,000	160,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Penn Virginia Resource Partners, L.P.
Audit Fees (5)	732,000	1,020,000
Audit-Related Fees (6)	5,000	5,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,387,500	$2,160,000

(1)	Audit fees for us consist of fees for the audit of our consolidated financial statements, the audit of our ICFR and consents for registration statements and comfort letters related to public offerings. Also included in audit fees are reimbursements of travel-related expenses.
(2)	Audit-related fees for us consist of fees pertaining to debt compliance letters issued by KPMG for our revolving credit facility.
(3)	Other fees for us consist of a subscription to an online accounting research service.
(4)	Audit fees for PVG consist of fees for the audit of PVG’s consolidated financial statements, the audit of PVG’s ICFR and consents for registration statements. Also included in audit fees are reimbursements of travel-related expenses.
(5)	Audit fees for PVR consist of fees for the audit of PVR’s financial statements, the audit of PVR’s ICFR and consents for registration statements and comfort letters related to public offerings. Also included in audit fees are reimbursements of travel-related expenses.
(6)	Audit-related fees for PVR consist of fees pertaining to debt compliance letters issued by KPMG for PVR’s previously outstanding senior unsecured notes.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Our independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for the Company by KPMG in 2009 were pre-approved by the Audit Committee.

Audit Committee Report

Under the rules established by the SEC, the Company is required to provide certain information about the Company’s independent registered public accounting firm and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.

As discussed above under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for the fiscal year ended December 31, 2009. First, the Audit Committee reviewed and discussed with the Company’s management and KPMG, the Company’s independent registered public accounting firm for 2009, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2009. Second, the Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, and Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Finally, the Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has also discussed with KPMG its independence. Through its discussions with KPMG and management, including discussions with KPMG and management regarding the financial statements, discussions with KPMG regarding the scope and results of the audit and KPMG’s independence and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2009 Annual Report on Form 10-K to be filed with the SEC.

Audit Committee

Gary K. Wright (Chairman)
Edward B. Cloues, II
Marsha R. Perelman

MISCELLANEOUS

Shareholder Proposals

We plan to hold our 2001 Annual Meeting of Shareholders on or about May 4, 2011. Any shareholder who wishes to submit a proposal for consideration at our 2011 Annual Meeting of Shareholders, and who wishes to have such proposal included in our proxy statement, must comply with the provisions of Rule 14a-8 of the proxy rules of the SEC and must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Radnor, Pennsylvania, not later than December 6, 2010.

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting of shareholders or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Penn Virginia Corporation, Attention: Corporate Secretary, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Our Bylaws require that to have a proposal voted upon at the 2011 Annual Meeting of Shareholders, including a proposal relating to nominations for and elections of directors for consideration by the Nominating and Governance Committee, the proposing shareholder must have delivered in writing to the Company (a) notice of such proposal by not later than February 4, 2011 or earlier than November 6, 2010, (b) if the proposal relates to a change to our Articles of Incorporation or Bylaws, the text of any such change and an opinion of counsel to the effect that neither the Articles of Incorporation nor Bylaws resulting from such proposal would be in conflict with Virginia law, (c) evidence of such shareholder’s status as such and of the number of shares beneficially owned by such shareholder and (d) a list of the names and addresses of any other beneficial owners with whom such shareholder is acting in concert and the number of shares owned by them.

In addition, as a shareholder, you may recommend nominees for consideration by the Board’s Nominating and Governance Committee. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered by the Nominating and Governance Committee for nomination for election at our 2011 Annual Meeting of Shareholders, the recommendation must be received by our Corporate Secretary by February 4, 2011 and must include the following information: (a) the name and address of the shareholder who intends to make the nomination, (b) with respect to each proposed nominee, all information that would be required to be provided in a proxy statement prepared in accordance with SEC Regulation 14A and (c) a notarized affidavit executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve and is eligible for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaw provisions summarized herein will be eligible to be considered by the Nominating and Governance Committee for nomination for election as a member of the Board at our 2011 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders.

Other Matters

We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

Annual Report and Form 10-K

We are sending a copy of our 2009 Annual Report to shareholders along with the proxy materials, but such Annual Report is not part of the proxy materials. The Annual Report contains a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC.

We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.

We will deliver promptly, upon written or oral request, a separate copy of our 2009 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, Radnor, Pennsylvania 19087, or call us at (610) 687-8900, if the shareholder (i) wishes to receive a separate copy of our 2009 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

Notice of Internet Availability of Proxy Materials

Important notice regarding the availability of Proxy materials for the Shareholder Meeting to be held on May 5, 2010.

This Proxy Statement, the proxy card and our 2009 Annual Report are available at http://www.pennvirginia.com/2010annualmeeting.

By Order of the Board of Directors

Nancy M. Snyder
Corporate Secretary

April 5, 2010

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors
Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 John U. Clarke	02 Edward B. Cloues, II	03 A. James Dearlove	04 Robert Garrett	05 Keith D. Horton
06 Marsha R. Perelman	07 William H. Shea, Jr.	08 P. van Marcke de Lummen	09 Gary K. Wright	

The Board of Directors recommends you vote FOR the following proposal(s):

	For	Against	Abstain
2 Amendment to Articles of Incorporation:	☐	☐	☐

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address change/comments, mark here. ☐
(see reverse for instructions)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000049323_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints A. James Dearlove and Frank A. Pici as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on March 4, 2010, at the Annual Meeting of Shareholders to be held on May 5, 2010, or at any adjournment thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(To be Completed and Signed on Reverse Side.)

0000049323_2 R2.09.05.010